Exhibit 4.13

AMENDING AGREEMENT

dated 18 November 2005

relating to

SAPPI PAPIER HOLDING GMBH’S

EUR 500,106,406 FACILITY AGREEMENT

dated 7 May 2003

between

SAPPI PAPIER HOLDING GMBH

as Borrower

and

SAPPI INTERNATIONAL S.A.

as Original Guarantor

and

SAPPI LIMITED

SAPPI TRADING PULP AG

as Further Guarantors

and

BANK AUSTRIA CREDITANSTALT AG

as Mandated Lead Arranger and Agent

and

the Lenders as defined below

(Stamp Duty exempt pursuant to Sec 33 TP 19 para 4 nr 4 Stamp Duty Act)

THIS AMENDING AGREEMENT is made on 18 November 2005

AMONG

(1)               SAPPI PAPIER HOLDING GMBH (the “Borrower”);

(2)               SAPPI INTERNATIONAL S.A. (the “Original Guarantor”);

(3)               SAPPI LIMITED and SAPPI TRADING PULP AG (the “Further Guarantors”);

(4)               BANK AUSTRIA CREDITANSTALT AG (the “Mandated Lead Arranger” and “Agent”); and

(5)               the Lenders (as defined below).

WHEREAS

(A)                                          Pursuant to the terms of a facility agreement dated 7 May 2003 (the “Facility Agreement”) made between (1) the Borrower, (2) the Original Guarantor, (3) the Mandated Lead Arranger and Agent, and (4) the banks and other financial institutions named therein as lenders (as defined in the Facility Agreement, the “Lenders”), the Lenders agreed to make available to the Borrower a loan facility of EUR 500,106,406 upon the terms and conditions set out in the Facility Agreement.

(B)                                            The Borrower has requested the Lenders to amend the Facility Agreement and the Lenders have agreed to that request on the condition (inter alia) that the Borrower enter into this Amending Agreement.

IT IS AGREED as follows:

1.                 INTERPRETATION

1.1               Interpretation

Unless the context otherwise requires, terms defined in or construed for the purposes of the Facility Agreement shall have the same meanings when used in this Amending Agreement.  Clause headings shall be ignored in construing this Amending Agreement.

1.2               Clause References

Unless otherwise stated, references to Clauses are references to Clauses of the Facility Agreement.

2.                 EFFECTIVE DATE

2.1               Effective Date

The amendments set out in this Amending Agreement shall not become effective until the “Effective Date”, being the date on which the Agent notifies the Lenders and the Borrower that it has received the following in such number of copies or counterparts as it requires and in form and substance satisfactory to it:

(a)                             this Amending Agreement duly executed by all parties;

(b)                            a Further Guarantee issued by each Further Guarantor substantially in the form set out in Schedule 11 (Form of Further Guarantee and Additional Guarantee) of the Facility Agreement, as amended and restated pursuant to this Amending Agreement;

(c)                            a copy of a resolution of the relevant bodies of the Borrower, the Original Guarantor and each Further Guarantor:

(i)          approving the terms of, and the transactions contemplated by, this Amending Agreement and the other Finance Documents and resolving that it execute this Amending Agreement and the other Finance Documents;

(ii)         authorising a specified person or persons to execute this Amending Agreement and the other Finance Documents on its behalf; and

(iii)        authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents;

(d)                           a copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance by each Further Guarantor of the transactions contemplated by the Further Guarantee or for the validity and enforceability of such Further Guarantee, including without limitation evidence of exchange control approval of the Exchange Control Department of the South African Reserve Bank in relation to the guarantee given by Sappi and approval for Sappi to fulfil all of its obligations under this Amending Agreement; and

(e)                            if available, the latest audited financial statements of each Further Guarantor.

2.2               References

With effect from the Effective Date, every reference in the Facility Agreement shall be construed as a reference to the Facility Agreement as amended by this Amending Agreement and any reference to “this Agreement”, “herein”, “hereof” or words to the same effect in the Facility Agreement shall be deemed to be a reference to the Facility Agreement as amended by this Amending Agreement.  For the avoidance of doubt, with effect from the Effective Date, references to “the date of this Agreement” or words to the same effect shall be deemed to be references to May 7, 2003.

3.                 AMENDMENT

On the Effective Date, the Facility Agreement shall for all purposes be amended and restated so as to incorporate all amendments reflected in the Schedule hereto and so that the Facility Agreement shall be read and construed as so amended and restated.

4.                 REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to each of the Lenders and the Agent in the terms of Clauses 20.1 (Corporate status), 20.2 (Power and authority), 20.3 (Binding obligations), 20.4 (Non-conflict with other obligations) and 20.5 (Validity and admissibility in evidence) of the Facility Agreement as if references to “the Finance Documents” were to this Amending Agreement.

5.                 COVENANTS

The Borrower shall deliver to the Agent all of the documents and evidence listed in this Clause 5 in form and substance satisfactory to the Agent on or prior to the date which falls ten Business Days after the Effective Date:

(a)                             a copy of the constitutional documents of each Further Guarantor;

(b)                           a certificate of each Further Guarantor (signed by an authorised signatory) confirming that the guaranteeing of the Total Commitments would not cause any guaranteeing or similar limit to be exceeded;

(c)                            a certificate of an authorised signatory of the Borrower, the Original Guarantor and each Further Guarantor certifying that each copy document listed in Clause 2.1 or Clause 5 of this Amending Agreement delivered by it is correct complete and in full force and effect as at a date no earlier than the date of this Amending Agreement;

(d)                           a legal opinion of the legal advisor to each Further Guarantor in the jurisdiction in which each such Further Guarantor is incorporated in respect of the Further Guarantees and an advice letter of the legal advisor to the Belgian Guarantor in respect of guarantee limitations under Belgian law; and

(e)                            a legal opinion of Binder Grösswang Rechtsanwälte OEG, legal counsel licensed in Austria, in respect of this Amending Agreement.

6.                 MISCELLANEOUS

6.1                                             Counterparts

This Amending Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.2                                             Finance Document

This Amending Agreement is designated as a Finance Document.

6.3                                             General

Subject to the terms and conditions of this Amending Agreement, the Facility Agreement remains in full force and effect.

7.                 GOVERNING LAW AND ENFORCEMENT

7.1                                             Governing law

This Amending Agreement shall be governed by Austrian law, excluding its conflicts of law rules.

7.2                                             Enforcement

(a)       The competent courts of Vienna have exclusive jurisdiction to settle any dispute arising out of or in connection with this Amending Agreement (including a dispute regarding the existence, validity or termination of this Amending Agreement) (a “Dispute”).

(b)       This Clause 7.2 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction to the extent allowed by law. The Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Amending Agreement has been entered into on the date stated at the beginning of this Amending Agreement.

SCHEDULE

EUR 500,106,406 AMENDED AND RESTATED

FACILITY AGREEMENT

dated 7 May 2003

among

SAPPI PAPIER HOLDING GMBH

as Borrower

and

SAPPI INTERNATIONAL S.A.

as Original Guarantor

and

SAPPI LIMITED

SAPPI TRADING PULP AG

as Further Guarantors

and

BANK AUSTRIA CREDITANSTALT AG

as Mandated Lead Arranger and Agent

and

the Lenders as defined below

(Stamp Duty exempt pursuant to Sec 33 TP 19 para 4 nr 4 Stamp Duty Act)

THIS AGREEMENT (this “Agreement”) is dated May 7, 2003, as amended and restated pursuant to the Amending Agreement dated 18 November 2005, and made between:

(1)                                           SAPPI PAPIER HOLDING GMBH (the “Borrower”);

(2)                                           SAPPI INTERNATIONAL S.A. (the “Original Guarantor”);

(3)                                           SAPPI LIMITED AND SAPPI TRADING PULP AG (the “Further Guarantors”)

(4)                                           BANK AUSTRIA CREDITANSTALT AG (the “Mandated Lead Arranger” and “Agent”); and

(5)                                           the Lenders (as defined below).

IT IS AGREED as follows:

PREAMBLE

Whereas the Sappi Group has acquired Potlatch Corporation’s Coated Fine Paper Division for a purchase price amounting to USD 480,000,000 which was partially financed by Intercompany Financings from Sappi Papier Holding GmbH to Sappi Lanaken Press Paper N.V., Belgium, S.D. Warren Company, USA and Sappi UK Holdings B.V., Netherlands.

The Borrower now intends to partially refinance these Intercompany Financings through the Loan provided for under this Agreement.

The Loan provided for under this Agreement will be refinanced by the Lenders from Oesterreichische Kontrollbank Aktiengesellschaft under refinancing arrangements on the basis of guarantees by “aval” for the Borrower as acceptor of bills of exchange under sec 2 of the Export Guarantees Act 1981 (“Ausfuhrförderungsgesetz 1981”). For this reason this Agreement is stamp duty exempt pursuant to sec 33 TP 19 para 4 nr 4 of the Austrian Stamp Duty Act.

SECTION 1  INTERPRETATION

1.                                                  Definitions and Interpretation

1.1.                                        Definitions

“Accession Letter” means a document substantially in the form set out in Schedule 13 (Form of Accession Letter).

“Additional Guarantees” means the guarantees granted or to be granted by the Additional Guarantors in favour of the Agent for and on behalf of the Finance Parties in accordance with Clause 26.2 (Additional Guarantors), substantially in the form set forth in Schedule 11 (Form of Further Guarantee and Additional Guarantee).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with Euro in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Amending Agreement” means the amending agreement dated 18 November 2005 pursuant to which this Agreement is, subject to the terms and conditions set forth therein, amended and restated.

“Amount” means, in relation to the Loan, the amount specified in the Drawdown Request delivered by the Borrower for that Loan adjusted to reflect any repayment, prepayment or cancellation of the Loan as the case may be.

“Applicable Facility Fee” means the fee specified in Schedule 10 (Applicable Facility Fee).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Availability Period” means the period from and including the date of this Agreement to and including July 31, 2003.

“Available Facility” means the aggregate of the Lenders’ Available Facility Commitments.

“Available Facility Commitment” means, with respect to a Lender, such Lender’s Commitment minus:

(a)                             the amount of its participation in any outstanding Loans

(b)         in relation to any proposed Drawdown, the amount of its participation in any Loans that are due to be made on or before the proposed Drawdown Date.

“Belgian Guarantor” means Sappi International S.A.

“Break Costs” means (i) as long as the Facility is refinanced by OeKB, the amount (if any) determined by OeKB as cost associated with placing the prepaid principal amount otherwise for the respective duration (such cost will be calculated by OeKB as the present value of the difference between the interest OeKB would have received had the principal amount not been prepaid and the interest OeKB is able to obtain by placing an amount equal to the prepaid principal amount at the respective money market interest rates or capital market interest rates prevailing on the date on which the prepayment is made for the respective duration which interest rate shall also be used as discount rate for the calculation of present value of such difference) and (ii) if at any time any outstanding portion of the Facility is no longer refinanced by OeKB, the amount by which interest which a Lender would have received for the period from the date of receipt of the prepaid principal amount to the last day of the current Interest Period, had the principal received been paid on the last day of that Interest Period exceeds the interest which that Lender would be able to obtain by placing an amount equal to the prepaid principal amount received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Vienna and which is a TARGET Day.

“Commitment” means

(a)          in relation to an Original Lender, the aggregate amount set opposite its name under the headings “Tranche A Commitment” and “Tranche B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other commitment transferred to it under this Agreement; and

(b)                            in relation to any other Lender, the amount of any commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a Certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Default” means any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disposal” means a sale, transfer or other disposal (including by way of lease or loan) by a person of all or part of its assets, whether by one transaction or a series of transactions.

“Drawdown” means the drawdown under the Facility.

“Drawdown Date” means the date of the Drawdown, being the date on which a Loan is to be made.

“Drawdown Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“Environmental Claim” means any claim, proceeding or investigation by or a payment obligation to, a person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any Group Company conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“EURIBOR” means, in relation to any Loan:

(a)                             the applicable Screen Rate; or

(b)         (if no Screen Rate is available for the period of the Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market for the offering of deposits in Euro for a period comparable to the Interest Period of the Loan to be determined at 11.00 a.m. London time two TARGET Days before the first day of any period for which an interest rate is to be determined.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Facility” means the loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Outstandings” means the aggregate of the Amount from time to time of the Loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement, the Amending Agreement, the Guarantees and any Mandate Letter.

“Finance Party” means the Agent, the Mandated Lead Arranger or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)                             moneys borrowed;

(b)                            any amount raised by acceptance under any acceptance credit facility;

(c)          any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock, participation rights (“Genussrechte” under Austrian law) or any similar instrument;

(d)         the amount of any liability in respect of any hire purchase agreement, conditional sale agreement or lease which would, in accordance with generally accepted accounting standards in the relevant jurisdiction be treated as a finance or capital lease;

(e)          any guarantee, bond, stand-by letter of credit or other similar instrument issued in connection with the performance of contracts;

(f)          any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement;

(g)         any arrangement entered into primarily as a method of raising finance pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a Group Company (whether following the exercise of an option or otherwise); or

(h)         any guarantee, indemnity or similar insurance against financial loss given in respect of the obligation of any person falling within any of paragraphs (a) to (g) above,

except that indebtedness owing by one Group Company to another Group Company shall not be taken into account as Financial Indebtedness.

“Further Guarantees” means the guarantees to be granted by the Further Guarantors in favour of the Agent for and on behalf of the Finance Parties pursuant to paragraph (b) of Clause 2.1 (Effective Date) of the Amending Agreement on or about the date of the Amending Agreement, substantially in the form set out in Schedule 11 (Form of Further Guarantee and Additional Guarantee).

“Group” means Sappi and each of its Subsidiaries and “Group Company” means any one of the same.

“Guarantees” means the SISA Guarantee, the Further Guarantees and any Additional Guarantee and “Guarantee” means any and each of them.

“Guarantor” means the Original Guarantor, a Further Guarantor or an Additional Guarantor.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which such other company or corporation is a Subsidiary.

“IAS” means the international accounting principles formulated by the International Accounting Standards Committee.

“IFRS” means International Financial Reporting Standards.

“Initial Original Obligors’ Financial Statements” means the audited consolidations of the financial statements of the Original Obligors and their respective subsidiaries and the audited unconsolidated financial statements of the Original Obligors (if required to be produced by law) for the financial year ended 30 September 2002, prepared in accordance with IAS.

“Initial Sappi Financial Statements” means Sappi’s audited consolidated financial statements in respect of the financial year ending September 30, 2004.

“Intercompany Financings” means the financings from Sappi Papier Holding GmbH, Austria to Sappi Lanaken Press Paper N.V., Belgium, of EUR 228,600,000 S.D. Warren Company, USA of USD 130,000,000 and Sappi UK Holdings BV, Netherlands of EUR 133,179,102 for the purpose of the acquisition of Potlatch Corporation’s Coated Fine Paper Division for USD 480,000,000.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 12 (Interest Periods and Terms) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.5 (Default Interest).

“Lender” means:

(a)                             any Original Lender; and

(b)         any bank or financial institution which has become a Party as a Lender in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

“Majority Lenders” means:

(a)          as long as there are no Facility Outstandings, a Lender or Lenders whose Commitments are in aggregate 66 (sixty-six) or more per cent of the Total Commitments; and

(b)         at any other time, a Lender or Lenders whose participations in the Facility Outstandings at such time are in the aggregate 66 (sixty-six) or more per cent thereof.

“Mandate Letter” means the letter dated April 4, 2003 addressed by the Mandated Lead Arranger to the Borrower and any other fee letter or letters dated on or about the date of this Agreement or the Amending Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 14 (Fees).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Material Adverse Effect” means a material adverse effect on the ability of the Obligors (taken together) to perform their payment obligations under the Finance Documents or the ability of Sappi to comply with the financial undertakings set out in Clause 23.1 (Financial Covenants).

“Material Subsidiary” means, at any time, a subsidiary of Sappi which has:

(a)          earnings before interest and tax representing 10 per cent or more of the consolidated earnings before interest and tax of the Group (the “Consolidated Earnings”); or

(b)         total assets representing 10 per cent or more of the consolidated total assets of the Group (the “Consolidated Assets”); and

(c)          in the event that those Group Companies falling within (a) and (b) above when taken together with the Obligors do not account for at least 90 per cent of the Consolidated Earnings and at least 90 per cent of the Consolidated Assets, such other Group Companies as are necessary to ensure that the Material Subsidiaries when taken together with the Obligors account for at least 90 per cent of the Consolidated Earnings and at least 90 per cent of the Consolidated Assets (with Group Companies being included as Material

Subsidiaries in the order in which their earnings before interest and tax and/or gross assets are closest to 10 per cent of the Consolidated Earnings or, as the case may be, the Consolidated Assets),

in each case as set out, until the first Compliance Certificate is delivered with respect to the financial statements delivered pursuant to Clause 21.1(a)(i), in Schedule 12 (Material Subsidiaries) and thereafter, as calculated by reference to the latest annual consolidated financial statements of the Group delivered by the Borrower to the Agent pursuant to Clause 21.1(a)(i) (Financial Statements) and as updated from time to time in each Compliance Certificate relating to such annual consolidated financial statements of the Group.

“Moody’s” means Moody’s Investors Service Inc.

“Negotiation Period” means the period which is the earliest to expire of:

(a)          one month from the date on which the Borrower is notified by the Agent that a Lender is obliged to prepay the OeKB Refinancing; and

(b)         the period from the relevant date until the date falling one Business Day prior to the date on which that Lender is obliged to prepay the OeKB Refinancing.

“New Lender” means a credit institution (“Kreditinstitut”) within the meaning of the Austrian Banking Act (“Bankwesengesetz”) to which the rights and/or obligations may be assigned/transferred in accordance with Clause 25.1 (Assignment and transfer by the Lenders).

“Obligors” means collectively the Borrower and the Guarantors and “Obligor” means any and each of them.

“OeKB” means Oesterreichische Kontrollbank Aktiengesellschaft, Am Hof 4, 1010 Vienna, Austria.

“OeKB Financing Rates” means the OeKB Fixed Financing Rate and the OeKB Floating Financing Rate.

“OeKB Fixed Financing Rate” means an interest rate of 3.60 per cent per annum as stipulated by OeKB for Tranche B of this specific transaction.

“OeKB Floating Financing Rate” means the floating interest rate of the export financing scheme operated by OeKB for export contracts (“Rahmen I Finanzierung”) as published by OeKB on its Website (www.oekb.at) from time to time.

“OeKB Refinancing” means the refinancing of the Facility by OeKB pursuant to various agreements among OeKB and each of the Lenders.

“Original Lender” means each lender identified in Schedule 1 (The Original Lenders).

“Original Obligors” means the Borrower and the Original Guarantor.

“Paper Business” means, any one or more of the following businesses:

(a)          the production, manufacture, distribution, supply, sale, purchase and trading in respect of paper (including but not limited to fine paper, coated and uncoated woodfree paper, packaging paper, publication paper and newsprint);

(b)         pulp (including all chemical or other manufacturing processes relating to pulp); and

(c)          wood products (including all initial processes, manufacturing or otherwise relating to paper, pulp and paper pulp), the growing of timber supplies and any other businesses related or ancillary to any of the foregoing.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Party” means a party to this Agreement and includes its successors in title, permitted assignees and permitted transferees.

“Potlatch Acquisition” means the acquisition by the Sappi Group of Potlatch Corporation’s coated Fine Paper Division.

“Qualifying Lender” has the meaning given to it in Clause 15 (Tax Gross Up and Indemnities).

“Quarter” means each period of three months ending on a Quarter Date.

“Quarter Date” means Sappi’s quarterly accounting date (which is usually the last Sunday of the month) of any March, June, September or December.

“Reference Banks” means the principal London offices of Citibank N.A. and J.P. Morgan and the principal Munich office of Bayerische Hypo- und Vereinsbank AG or such other banks as may be appointed by the Agent after consultation with the Borrower.

“Relevant Interbank Market” means the European interbank market.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, moratoria, administration and other laws generally affecting the rights of creditors, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any foreign jurisdictions in which relevant obligations may have to be performed, and any qualifications relating to matters of law contained in or referred to in the legal opinions to be delivered to the Agent pursuant to Schedule 2 (Conditions Precedent).

“Restricted Obligations” means up-stream or cross-stream benefits granted by the Swiss Guarantor without full consideration under a Further Guarantee, Clause 15 (Tax gross up and indemnities) and Clause 17 (Other indemnities), in each case in respect of the Borrower’s payment obligations under this Agreement.

“S&P” means Standard & Poor’s Rating Service.

“Sappi” means Sappi Limited, a company incorporated in the Republic of South Africa with registered number 1936/008963/06.

“Sappi Manufacturing” means Sappi Manufacturing (Pty) Ltd.

“Sappi Manufacturing Group” means Sappi Manufacturing and its Subsidiaries for the time being and “Sappi Manufacturing Group Company” means any one of the same.

“Screen Rate” means, in relation to “EURIBOR”, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters “EURIBOR” screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien, right of set-off, retention of title provision, or any other security interest securing any obligation of any person or any other agreement or arrangement having the effect of giving security or preferential ranking to a creditor.

“SISA Guarantee” means the guarantee dated on or about the date of this Agreement granted by the Original Guarantor in favour of the Agent for and on behalf of the Finance Parties.

“South African GAAP” means the Generally Accepted Accounting Principles of South Africa.

“Specified Time” means 10 Business Days prior to the proposed Drawdown Date at 10.00 am Central European Time.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)          which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)         more than half of the issued share capital of which is owned, directly or indirectly, by the first mentioned company or corporation; or

(c)          which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swiss Guarantor” means Sappi Trading Pulp AG.

“Syndicated Facility Agreement” means the EUR 600 million facility agreement dated 29 June 2005 among Sappi Limited (as Company), the subsidiaries of the Company named therein (as Original Borrowers and Original Guarantors), BNP Paribas, J.P. Morgan Plc and SG Corporate & Investment Banking (as Mandated Lead Arrangers), BNP Paribas (as Agent) and the financial institutions named therein (as Original Lenders).

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“Target Company” means Potlatch Corporation’s Coated Fine Paper Division.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Commitments, being EUR 500,106,406 as at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Tranche A” means the floating rate portion of the Facility amounting to 20 per cent thereof.

“Tranche A Loan” means a Loan made under Tranche A.

“Tranche A Outstandings” means the aggregate of all Loans outstanding under Tranche A.

“Tranche B” means the fixed rate portion of the Facility amounting to 80 per cent thereof.

“Tranche B Loan” means a Loan made under Tranche B.

“Tranche B Outstandings” means the aggregate of all Loans outstanding under Tranche B.

“Transfer Date” means, in relation to a transfer, the later of

(a)                             the proposed transfer date specified in the Transfer Certificate; and

(b)                            the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“VAT” means value added tax as provided for in the Value Added Tax Act (“Umsatzsteuergesetz”) 1994 as amended and any other tax of a similar nature.

1.2.                                        Constructions

(a)                             Any reference in this Agreement to:

(i)            “assets” includes present and future properties, revenues and rights of every description;

(ii)           the “European interbank market” means the interbank market for Euro operating in Participating Member States;

(iii)          a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)          “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)           a Lender’s “participation”, in relation to a Loan, means the amount of such Loan that is owed to such Lender or, as the case may be, the amount of such Loan that such Lender is obliged to make available; and

(vi)          a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, in so far as the same applies to a class of financial institutions of which a Lender is one, if not having the force of law, being a regulation or the like with which such financial institutions customarily comply in the ordinary course of their business) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)        a provision of law is a reference to that provision as amended or re-enacted; and

(ix)           unless a contrary indication appears, a time of day is a reference to Vienna time.

(b)                            Where there is reference in this Agreement to any amount, limit or threshold specified in Euro, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-Euro amount shall be counted on the basis of the equivalent in Euro of that amount using the Agent’s Spot Rate of Exchange.

(c)                             Section, Clause and Schedule headings are for ease of reference only.

(d)                            Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)                             A Default is “continuing” if it has not been remedied or waived.

1.3.                                        Currency symbols and definitions

“EUR” and “Euro” means the single currency unit of the Participating Member States.

SECTION 2 THE FACILITY

2.                                                  The Facility

2.1.                                        The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a loan facility in a maximum aggregate amount of EUR 500,106,406 in two tranches as follows:

(a)                             Tranche A: EUR 100,021,281.20

(b)                            Tranche B: EUR 400,085,124.80

2.2.                                        Finance Parties’ rights and obligations

(a)          The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)         The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)          A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                                  Purpose

3.1.                                        Purpose

The Borrower shall apply all amounts borrowed by it under the Facility for the refinancing of the Intercompany Financings only.

3.2.                                        Monitoring

The Agent is entitled but not bound to monitor the application of the proceeds under the Loan borrowed pursuant to this Agreement. The Borrower will provide all necessary information to the Agent upon request to verify the application of the proceeds.

4.                                                  Conditions of Drawdown

4.1.                                        Initial conditions precedent

The Borrower may not deliver the Drawdown Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2.                                        Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Drawdown Request and on the proposed Drawdown Date:

(i)                                no Default is continuing or would result from the proposed Loan, as the case may be; and

(ii)                             all representations to be made by each Obligor under the Finance Documents are true in all respects.

4.3.                                        (Intentionally omitted)

4.4.                                        Number of Drawdowns

The Facility shall be drawn in 1 (one) Drawdown.

SECTION 3  DRAWDOWN

5.                                                  Drawdown

5.1.                                        Delivery of Drawdown Request

The Borrower may draw under the Facility by delivery to the Agent of the duly completed Drawdown Request not later than at the Specified Time.

5.2.                                        Completion of Drawdown Request

The Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                the proposed Drawdown Date is a Business Day within the Availability Period; and

(ii)                             the currency and amount of the Drawdown comply with Clause 5.3 (Currency and amount).

5.3.                                        Currency and amount

(a)                             The currency specified in the Drawdown Request must be Euro.

(b)                            The amount of the proposed Drawdown must not exceed the Available Facility.

5.4.                                        Lenders’ participation

(a)          If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available through its Facility Office.

(b)         The amount of each Lender’s participation in the Loan will be equal to the proportion of its Commitment immediately prior to making of the Loan.

5.5.                                        Notification

The Agent shall (i) notify each Lender of the Amount of the Loan seven Business Days prior to the Drawdown Date and (ii) confirm that it has received all documents listed in Schedule 2 (Conditions Precedent) to this Agreement.

6.                 Splitting of Loan

The Amount specified in the Drawdown Request shall be divided into and paid as (i) one Tranche A Loan and (ii) one Tranche B Loan in a way that the Tranche A Loan is equal to 20 per cent and the Tranche B Loan is equal to 80 per cent of such Amount.

7.                 (intentionally omitted)

SECTION 4  REPAYMENT, PREPAYMENT AND CANCELLATION

8.                 Repayment

(a)          The Borrower shall repay the Tranche A Outstandings on the last Business Day of the calendar year 2004.  The Parties confirm that as at the date of the Amending Agreement, all Tranche A Outstandings have been repaid in full.

(b)                            The Borrower shall repay the Tranche B Outstandings on the last Business Day of the calendar year 2010.

9.                 (Intentionally omitted)

10.              Prepayment and cancellation

10.1.                                 Mandatory Prepayment - Illegality

If, at any time after the date of this Agreement, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan:

(i)           that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)          upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(iii)         if the relevant Lender so requires, the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.2.                                 Prepayment of OeKB Refinancing

If the Borrower is notified by the Agent that a Lender is obliged to prepay the OeKB Refinancing, then the Borrower and the Lender shall negotiate in good faith for a period of not less than the Negotiation Period with a view to agreeing an alternative interest rate based on EURIBOR to apply to Tranche B. If no such agreement is reached with the concerned Lender during the Negotiation Period the Borrower must as soon as practicable upon the expiry of the Negotiation Period and in any event not later than one Business Day prior to the date on which that Lender is obliged to prepay the OeKB Refinancing, prepay to that Lender such proportion of the outstanding Loan under Tranche B advanced by it.

10.3.                                 Change of control

(a)                             For purposes of this Clause 10.3, “associated person” means, in relation to any person, a person who is acting in concert (as defined in The City Code on Takeover and Mergers of England) with that person or is a connected person (as defined in section 839 of the Income and Corporation Taxes Act 1988 of England) of that person.

(b)                            If, on any date (a “Change of Control Date”) (i) the whole of the issued share capital of any Obligor ceases to be wholly owned, directly or indirectly by Sappi, or (ii) a person (whether alone or together with any associated person or persons acting in concert) becomes the beneficial owner of shares in the issued share capital of Sappi, carrying the right to exercise, or control the exercise of more than 35 per cent of the maximum number of votes exercisable at a general meeting of Sappi, then each Lender may by written notice to the Borrower and to the Agent demand on or following the date falling 30 days after the Change of Control Date:

(i)                               that the Borrower shall prepay such Lender’s participation in the Loan; and

(ii)         that such Lender’s obligations under the Agreement shall be terminated and that Lender’s Commitments be reduced to zero.

10.4.                                 Intercompany Financings

If the aggregate outstanding amount of the Intercompany Financings is lower than the outstanding Loan under the Facility, the Borrower shall prepay the difference amount (such difference amount to be calculated as the difference between the aggregate of the Tranche A Outstandings and the Tranche B Outstandings under the Facility and all outstanding amounts under the Intercompany Financings). The Borrower shall notify to the Agent at each Quarter Date the amount, if any, of such difference and shall make, upon request of the Agent, the prepayment on the date (a “Prepayment Date”) falling 30 Business Days after such request. The Agent may also demand payment of such difference amount determined on the basis of the financial statements to be provided in accordance with Clause 21.1.

10.5.                                 Mandatory prepayment – adversely determined litigation

If any litigation is finally determined against any Group Company which has, or is reasonably likely to have, in the reasonable opinion of the Majority Lenders, a Material Adverse Effect:

(a)          the Agent shall promptly notify the Borrower and the Lenders that the Majority Lenders have established that the litigation finally determined against the concerned Group Company has, or is reasonably likely to have, in their reasonable opinion, a Material Adverse Effect; and

(b)         each Lender may by written notice to the Borrower and the Agent demand, on or following the date falling 30 days after receipt of such written notice, that the Borrower prepay such Lender’s participation in the Loans.

10.6.                                 Voluntary cancellation

(a)          During the Availability Period, the Borrower may, if it gives the Agent not less than 3 Business Days (or such shorter period as the Majority

Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 50,000,000 and in integral multiples of EUR 10,000,000) of the Available Facility.

(b)                            Any amounts that have not been drawn at the end of the Availability Period are deemed to be cancelled.

10.7.                                 Voluntary prepayment of the Loan

The Borrower may, if it gives the Agent not less than one month’s prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the Loan by a minimum amount of EUR 10,000,000 (unless the outstanding amount is less).

10.8.                                 Right of repayment and cancellation in relation to a single Lender

(a)                             If:

(i)                               any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

(ii)                            any Lender claims indemnification from the Borrower under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)         On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)          On the last day of each Interest Period in respect of the Loan outstanding under the Facility in respect of which the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

10.9.                                 Prepayments and cancellation

(a)          Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)         Any prepayment under this Agreement shall be made at the end of an Interest Period together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)          The Borrower may not reborrow any part of the Facility which is prepaid.

(d)         The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)          No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)          If the Agent receives a notice under this Clause 10, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5  COSTS OF DRAWING

11.              Interest

11.1.                                 Tranche A interest rate

The rate of interest for the Tranche A Outstandings for each Interest Period is calculated as a floating rate interest. The percentage rate per annum is the aggregate of:

(i)                                the applicable OeKB Floating Financing Rate;

(ii)                             the Applicable Facility Fee; and

(iii)                          Mandatory Costs, if any.

11.2.                                 Tranche B interest rate

The rate of the interest for the Tranche B Outstandings for each Interest Period is a fixed interest rate. The percentage rate per annum is the aggregate of:

(i)                                the OeKB Fixed Financing Rate;

(ii)                             the Applicable Facility Fee; and

(iii)                          Mandatory Cost, if any.

11.3.                                 Calculation of interest

Interest will be calculated on the Facility Outstandings from time to time on the basis of the actual number of days elapsed in a year of 360 days.

11.4.                                 Payment of interest

Subject to clause 12.2. below, on the last Business Day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates.

11.5.                                 Default interest

(a)                             If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, it shall pay default interest as follows:

Default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 2.00 per cent above the interest rate which is determined pursuant to Clause 11.1 or 11.2, but subject to the following:

(i)          if the OeKB Refinancing is extended at an interest rate not higher than the OeKB Floating Financing Rate prevailing from time to time, such interest rate shall replace the OeKB Financing Rates for Tranches A and B for the purpose of calculating the default interest; or

(ii)         in any other case, the EURIBOR for the relevant Interest Period as specified by the Agent plus 0.5 per cent per annum shall replace the OeKB Financing Rates for the purpose of calculating the default interest.

(b)                            Any interest accruing under this Clause 11.5 shall be immediately payable by the Borrower on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount, but will remain immediately due and payable.

11.6.                                 Notification of rates of interest

The Agent shall promptly notify the Borrower and the Lenders of a determination of a rate of interest under this Agreement.

12.              Interest periods

12.1.                                 Interest Periods

Each Interest Period relating to a Loan shall be of three months and shall coincide with calender quarters, the first Interest Period however being from the date of Drawdown up to the end of the then current calendar quarter.

12.2.                                 Non-Business Days

If an Interest Period ends on a day which is not a Business Day, the calculation of the interest shall be made for the respective Interest Period including such day. In such case payment shall be made on the next Business Day.

13.              Break Costs

13.1.                                 Break Costs

(a)          The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs.

(b)         Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs and, with respect to the break costs referred to in sub-paragraph (ii) of the definition of “Break Costs”, providing reasonable details of the calculation of such amount.

14.              Fees

14.1.                                 Commitment fee

(a)          The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 0.25 per cent per annum on the Available Commitment for the Availability Period.

(b)         The accrued commitment fee will be calculated on the daily undrawn and uncancelled amount of the Available Committment during the Availability Period on the basis of the actual number of days elapsed in a year of 360 days. The accrued commitment fee is payable on the last Business Day of each calendar quarter.

14.2.                                 OeKB Administration Fee

The Borrower shall pay directly to OeKB the OeKB Administration Fee (“Wechselbürgschaftsentgelt”) in the manner prescribed by OeKB, which is, for information purposes, currently as described below.

The OeKB Administration Fee is at a rate of 0.05% per quarter. It accrues quarterly and will be calculated in advance based on the Facility Outstandings (“Finanzierungsbedarf”) at the beginning of each calendar quarter.

The OeKB Administration Fee falls due for payment as from the date of the guarantee by “aval” on bills of exchange (“Wechselbürgschaft”) of the Republic of Austria and subsequently for each commenced calendar quarter. The OeKB Administration Fee is payable upon receipt of the debit orders from OeKB through direct debit to the Borrower’s current account.

Contrary to the above, in the first relevant calendar quarter, the OeKB Administration Fee will fall due on the date of the issuance of the guarantee by “aval” and will be calculated proportionally on a daily basis and on the basis of the Loan to be made during such calendar quarter.

14.3.                                 Arrangement fee

The Borrower shall pay to the Mandated Lead Arranger an arrangement fee in the amount and at the times as agreed in the Mandate Letter.

14.4.                                 Agency Fees

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Mandate Letter.

SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS

15.              Tax gross up and indemnities

15.1.                                 Definitions

In this Clause 15:

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is (on the date a payment falls due) entitled (subject to the completion of any necessary procedural formalities) to that payment without a Tax Deduction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

15.2.                                 Tax gross-up

(a)          Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)         An Obligor or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the relevant Obligor.

(c)                             If a Tax Deduction is required by law to be made by an Obligor in one of the circumstances set out in paragraph (d) below, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                            The circumstances referred to in paragraph (c) above are where a person entitled to receive the payment:

(i)          is the Agent (on its own behalf and, in the case of payments made under the Guarantees, acting in its capacity as trustee for the Finance Parties) or the Mandated Lead Arranger (on its own behalf); or

(ii)         is a Lender which is a Qualifying Lender in respect of which the completion of procedural formalities is required before the relevant Obligor can make payments thereto without a Tax Deduction but such procedural formalities have not been completed; or

(iii)        is a Lender which would have been a Qualifying Lender but for any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority.

(e)                             If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                               Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                            A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

15.3.                                 Tax indemnity

(a)                             Subject to Clause 15.5 (Stamp Taxes), the Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                            Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:

(i)          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)         under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.

(c)                             A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)                            A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4.                                 Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                             a Tax Credit is attributable to that Tax Payment; and

(b)                            that Finance Party has obtained, utilised and retained that Tax Credit, on a consolidated group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines in its absolute discretion will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

15.5.                                 Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document or other document which relates to any Finance Document.

15.6.                                 Value added tax

(a)                             All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                            Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

15.7.                                 Filings

In circumstances where an Obligor is required (or would in the absence of any such filing be required) to make a deduction or withholding for or on account of Taxes or any other deduction contemplated by this Clause 15, such Obligor and each relevant Finance Party shall make reasonable endeavours to file such forms and documents as the appropriate taxation authority may reasonably require in order to enable such Obligor to make relevant payments under the Finance Documents without having to make such deduction or withholding.

15.8.                                 Exemptions from gross up

Notwithstanding anything contained in this Clause 15 (Tax gross up and indemnities), no additional amount will be payable to a Lender under Clause 15.2 (Tax gross up) in respect of Taxes to the extent that such additional amount would not be payable if that Lender had complied with its obligations under Clause 15.7 (Filings) (unless such failure to comply resulted from a failure by any Obligor to comply with its obligations there under).

16.              Increased costs

16.1.                                 Increased costs

(a)          Subject to Clause 16.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a

Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation occurring after the date of this Agreement or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                            In this Agreement “Increased Costs” means:

(i)          a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital attributable to making or maintaining a Loan or Commitment hereunder;

(ii)         additional or increased cost resulting from a change of law, regulation, minimum reserve requirements or similar reasons; or

(iii)        a reduction of any amount due and payable under any Finance Document other than, in each case, any payment on account of Tax imposed on the overall net income of the relevant Finance Party which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document. For the avoidance of doubt, any costs paid to the Lenders as Mandatory Costs shall not be deemed to be Increased Costs.

16.2.                                 Increased cost claims

(a)                             A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)                            Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased

Costs and providing reasonable details of the calculation of such amount.

16.3.                                 Exceptions

(a)                             Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                               attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                            attributable to any cost, increased cost, liability or reduction resulting from any change in the rate of taxation on the overall net income or gross turnover of a Lender imposed in the jurisdiction in which the principal office of the relevant Lender is located or the overall net income or gross turnover of the Facility Office of the relevant Lender imposed in the jurisdiction in which such Facility Office is located;

(iii)                         compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iv)                        compensated for by the payment of the Mandatory Cost; or

(v)                           attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation or failure to comply with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law).

(b)                            In this Clause 16.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.                                                       Other indemnities

17.1.                                 Currency indemnities

(a)                             If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                               making or filing a claim or proof against that Obligor;

(ii)                            obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                            Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2.                                 Other indemnities

The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)                             the occurrence of any Event of Default;

(b)         a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing Among the Lenders);

(c)          funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in the Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)         a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

17.3.                                 Indemnity of the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                             investigating any event which it reasonably believes is a Default; or

(b)                            acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised, provided that such notice, request or instruction is given in accordance with this Agreement.

18.              Mitigation by the Lender

18.1.                                 Mitigation

(a)                             Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 10.1 (Mandatory Prepayment - Illegality), Clause 15 (Tax gross up and indemnities) or Clause 16 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or any other financial institution.

(b)                            Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2.                                 Limitation of liability

(a)                             The Borrower shall indemnify each Finance Party, upon presentation of duly documented evidence thereof, for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)                            A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might have an adverse effect on its business, operations or financial condition.

19.              Costs and expenses

19.1.                                 Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Mandated Lead Arranger the amount of all reasonable costs and expenses (including legal fees other than in case of an assignment or transfer of a Lender’s Commitment or participation in a Loan) incurred by any of them in connection with the negotiation, preparation, documentation, execution and syndication of:

(a)                             this Agreement and any other documents referred to in this Agreement; and

(b)                            any other Finance Documents executed after the date of this Agreement.

19.2.                                 Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3.                                 Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7  REPRESENTATIONS, UNDERTAKINGS
AND EVENTS OF DEFAULT

20.              Representations

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement and on the Drawdown Date.

20.1.                                 Corporate Status

(a)                             It is a corporation (“Kapitalgesellschaft”), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                            It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.2.                                 Power and authority

It has the power to enter into and perform its obligations under, and has taken all necessary action to authorise its entry into and performance of its obligations under the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.3.                                 Binding obligations

The obligations expressed to be assumed by it in each Finance Document are subject to the Reservations legal, valid and binding obligations enforceable in accordance with their terms.

20.4.                                 Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                             any law or regulation applicable to it;

(b)                            the constitutional documents of any Group Company; or

(c)                             to an extent which could reasonably be expected to have a Material Adverse Effect, any applicable financing agreement or instrument binding upon it or any Group Company or any of their assets.

20.5.                                 Validity and admissibility in evidence

All Authorisations required or desirable:

(a)                             to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)                            so that the Finance Documents to which it is a party can be presented in court proceedings as evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

20.6.                                 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any Group Company which are reasonably likely to be adversely determined and which, if so determined, are reasonably likely to have a Material Adverse Effect.

20.7.                                 Financial Statements

The Initial Original Obligors’ Financial Statements were prepared in accordance with IAS consistently applied and give a true and fair view of the consolidated financial position of the Group as at the date they were prepared.

20.8.           Business Authorisations

Each Authorisation required by each Group Company in connection with its business has been obtained and there has been no default in the observance of the same except, where failure to obtain such Authorisation or any such default is not reasonably likely to have a Material Adverse Effect.

20.9.           Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.10.         Environmental compliance

Each Group Company has complied at all times in all respects with all Environmental Laws save to the extent that non-compliance would not reasonably be likely to have a Material Adverse Effect.

20.11.         Environmental claim

No Environmental Claim has been commenced against any Group Company which claim would be reasonably likely to have a Material Adverse Effect.

20.12.         No Material Adverse Effect

Since 30 September 2002, there has been no change in the business, condition (financial or otherwise), operations or performance of any Group Company that has had or would have, a Material Adverse Effect.

20.13.         No Default

No Event of Default or Default is continuing or might reasonably be expected to result from the making of the Drawdown.

20.14.         No misleading information

The factual information contained in the annual and quarterly reports of the Group submitted and the bank presentation posted to intralinks on April 8, 2003 was true and accurate in all material respects when given.

20.15.         Ownership of each Obligor

Each Obligor is 100 per cent directly or indirectly beneficially owned by Sappi.

20.16.         Repayment of syndicated loan

The Borrower has repaid the outstandings under and cancelled Tranche B of the EUR 900,000,000 syndicated loan facility for the Borrower through the issuing of a bond according to Rule 144 A and/or Regulations S under the U.S. Securities Act on June 28, 2002.

21.              Positive undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1.           Financial statements

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders):

(a)                    as soon as they become available, but in any event within 180 days after the end of:

(i)                  each of Sappi’s financial years, the audited consolidated financial statements of the Group; and

(ii)                 each of the Obligors’ respective financial years, the audited unconsolidated financial statements of each Obligor (if required to be produced by law),

in each case, for that financial year; and

(b)                     as soon as the same become available, but in any event within 45 days of each Quarter Date, the unaudited consolidated interim report for the Group for the period of 3 months ending on such Quarter Date.

21.2.           Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements or interim report delivered pursuant to Clause 21.1 (Financial statements), a Compliance Certificate signed by a director of Sappi setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants) as at the date at which those financial statements were drawn up.

21.3.           Requirements as to Financial statements

(a)             Each set of financial statements delivered by the Borrower pursuant to Clause 21.1(a)(i) and (b) (Financial statements) shall be certified by a director of Sappi as fairly representing the financial condition of the Group as at the date as at which those financial statements were drawn up.

(b)                     The Borrower shall procure that each set of financial statements or interim report delivered pursuant to Clause 21.1(a)(i) and (b) (Financial statements) is prepared using IFRS (or, for the financial period ending on 30 September 2005, are prepared using South African GAAP) (the “SA GAAP Accounts”), and accounting practices and financial reference periods consistent with those applied in the preparation of the Initial Sappi Financial Statements unless, in relation to any set of financial statements or interim report, it notifies the Agent that there has been a material change in IFRS (or in respect of SA GAAP

Accounts, in South African GAAP), or the accounting practices or reference periods and its auditors deliver to the Agent:

(i)              a description of any change necessary for those financial statements to reflect IFRS (or in the case of the SA GAAP Accounts, South African GAAP), accounting practices and reference periods upon which the Initial Sappi Financial Statements were prepared; and

(ii)             sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23.1 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements or interim report and the Initial Sappi Financial Statements.

The reference in Clause 23.1 (Financial covenants) to each of the financial statements and interim reports delivered pursuant to Clause 21.1(a)(i) and (b) (Financial statements) shall be construed as a reference to such financial statements and interim reports as adjusted (up to and including any financial period ending on September 30, 2005) to reflect the basis upon which the Initial Sappi Financial Statements were prepared and after any financial period ending on September 30, 2005 to reflect IFRS.

(c)                     If the Borrower notifies the Agent of a change in accordance with paragraph (b) above, then the Borrower and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)              whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)             if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

For the purposes of Clause 23.3 (Financial Testing) each of the financial statements and interim reports delivered pursuant to Clause 21.1(a) and (b) (Financial statements) in respect of any accounting period falling after October 1, 2005 shall be adjusted to exclude an amount equal to the amount that was reflected in the first such set of financial statements or interim reports as a consequence of any restatement of employee benefits (comprising pension and other post-retirement benefits) upon the first time application of IFRS by Sappi which would not otherwise have appeared in the Initial Sappi Financial Statements.

21.4.           Information

The Borrower shall provide the Agent (in sufficient copies for all the Lenders, if the Agent so requests) promptly with all information regarding the financial condition, business and operation of the Group or one or more Group Companies reasonably requested by the Agent or any Lender through the Agent.

OeKB or its trustee (which shall be bound by a confidentiality obligation) shall at any time (i) be provided by the Borrower with all information requested in relation to the Group’s financial situation and (ii) be entitled to inspect the Borrower’s books and other documents in this respect.

21.5.           Notification of default

(a)                    Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Agent has received such notification by another Obligor).

(b)                    Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by a director or senior officer of the Borrower certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6.           Authorisation

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity and (subject to the Reservations) enforceability or admissibility in evidence in its jurisdiction of incorporation of each Finance Document.

21.7.           Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.8.           Compliance with laws

Each Obligor shall procure that each Group Company shall comply with all laws and regulations (including, without limitation, any Environmental Law) to which it may be subject to the extent that failure so to comply does not have, or is not reasonably likely to have, in the reasonable opinion of the Majority Lenders, a Material Adverse Effect.

21.9.           Environmental Claims

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) promptly upon becoming aware of the same, the details of any Environmental Claim made against a Group Company which has, or would reasonably be likely to have a Material Adverse Effect.

21.10.         Litigation

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent request so) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are commenced against any Group Company which is reasonably likely to be adversely determined and which, if so determined, is reasonably likely to have a Material Adverse Effect.

21.11.         Insurance

The Borrower shall procure that each Group Company shall maintain levels of insurance in respect of its assets and business in a manner customary for businesses in the same business as such Group Company.

21.12.         Change in Material Subsidiaries

Together with each Compliance Certificate which accompanies the financial statements delivered pursuant to Clause 21.1(a)(i), the Borrower shall procure that Sappi sets out in each such Compliance Certificate the identity and details of the Material Subsidiaries.

21.13.         “Know your customer” checks

(a)                    If:

(i)              the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)             any change in the status of an Obligor after the date of this Agreement; or

(iii)            a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                    Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.14.         Payments to OeKB

The Borrower shall pay all amounts due to OeKB for the guarantee by “aval” on bills of exchange (“Wechselbürgschaft”) at the place at and in a manner in which they are expressed to be paid.

21.15.         Bills of exchange

Upon request of a New Lender, the Borrower shall accept bills of exchange issued by the New Lenders in the amount and number required for the OeKB Refinancing. Upon such acceptance by the Borrower, the Agent shall use reasonable efforts that

OeKB invalidates the bills of exchange issued by the Existing Lender replaced by the New Lender.

Upon return of bills of exchange invalidated by OeKB to the Finance Parties, such bills of exchange shall be returned to the Borrower.

21.16.         Swiss Guarantor

(a)                    The Borrower shall procure that the Swiss Guarantor shall not borrow any money (excluding for this purpose any borrowings owing by the Swiss Guarantor to another Group Company), the amount of which borrowings, in aggregate, exceeds at any time EUR 150 million.

(b)                    If, at any time:

(i)              the equity of the Swiss Guarantor exceeds an amount representing the higher of: (A) 40% of the Swiss Guarantor’s interest-bearing debt and (B) EUR 40 million (the “Minimum Equity”); and

(ii)             profits are available for distribution as dividends under applicable law,

the Borrower shall procure that the Swiss Guarantor shall (as soon as reasonably practicable and in each case in accordance with applicable law) pay, from the profits available for distribution as dividends under applicable law, dividends to the Borrower in an amount which is equal to the profits available for distribution as dividends under applicable law which exceed the Minimum Equity.

22.              Negative undertakings

22.1.           Negative pledge

No Obligor shall (and shall ensure that no other Group Company will) create or permit to subsist any Security over any of its assets other than:

(i)                     any Security entered into pursuant to this Agreement;

(ii)                    any Security arising by operation of law;

(iii)                   any Security granted in the ordinary course of business of any Group Company;

(iv)                   any Security over accounts created pursuant to any deposit or retention of purchase price arrangements granted in the ordinary course of trade;

(v)                    any netting or set-off arrangement entered into by any Group Company granted in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(vi)                   any Security over an asset of a Group Company established to hold assets of any share option scheme of the Group securing any loan to finance the acquisition of such assets;

(vii)                  any Security over an asset of a Group Company, or any company which becomes a Group Company, to secure Financial Indebtedness incurred by such company for the purpose of purchasing that asset or of refinancing any such Financial Indebtedness where recourse for that Financial Indebtedness is limited solely to such Security;

(viii)                 any Security over or affecting any property or asset of a Group Company after the date of this Agreement, where the Security is created prior to the date on which that company becomes a Group Company, if:

(a)                   the Security was not created in contemplation of the acquisition of that company;

(b)                  the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(c)                   the Security is removed or discharged within 6 months of that company becoming a Group Company;

(ix)                   any Security over or affecting any property or asset acquired by a Group Company after the date of this Agreement if:

(a)                   the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(b)                  the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a Group Company; and

(c)                   the Security is removed or discharged within 6 months of the date of acquisition of such asset;

(x)                    any Security listed in Schedule 7 (Existing Security) where the principal amount secured has not been increased since the date of this Agreement unless expressly permitted by the terms of this Agreement;

(xi)                   any Security granted by a Group Company over trade receivables as part of any invoice discounting, factoring, securitisation or like financing which trade receivables have a maturity of less than 364 days;

(xii)                  any Security granted by a Group Company (other than an Obligor) in favour of any other Group Company or Security granted by an Obligor in favour of another Obligor;

(xiii)                 any Security granted with the prior consent of the Majority Lenders; and

(xiv)                any Security not falling within any of paragraphs (i) to (xiii) above (inclusive) over an asset which secures indebtedness which when aggregated with any indebtedness the subject of Security (other than Security falling within paragraphs (i) to (xiii) above (inclusive)) does not exceed EUR 100,000,000.

22.2.           Disposals

(a)                    No Obligor shall (and shall ensure that no other Group Company will), enter into a Disposal other than a Disposal:

(i)                  made in the ordinary course of day to day business of a Group Company;

(ii)                 by a Group Company to another Group Company at fair market value and on arm’s length terms;

(iii)                of cash on terms not otherwise prohibited by this Agreement;

(iv)               of an asset in exchange for an asset or assets comparable or superior as to type, value and quality;

(v)                of an asset or assets in exchange (on arm’s length terms) for another asset or assets;

(vi)               of a business in exchange for another business where the earnings before interest or tax and the gross assets of the second mentioned business are not less than, respectively, the earnings before interest and tax and gross assets of the first mentioned business;

(vii)              of an asset which is obsolete for the purpose for which such an asset is normally utilised;

(viii)             to which the Majority Lenders have given their consent;

(ix)                occurring directly as a result of any arrangement permitted by Clause 22.4 (Loans and Guarantees) to the extent that any such arrangement constitutes a Disposal;

(x)                 occurring directly as a result of any arrangement referred to in paragraph (g) of the definition of Financial Indebtedness to the extent that such arrangement constitutes a Disposal (each a “Permitted Sale and Leaseback Disposal”) provided that:

(A)                the only Group Company party to Permitted Sale and Leaseback Disposals is Sappi Manufacturing; and

(B)                the aggregate principal amount of Financial Indebtedness to which Permitted Sale and Leaseback Disposals relate does not exceed EUR 100,000,000; or

(xi)                (not falling within paragraph (i) to (x) above (inclusive)) which does not result in the gross book value of all the assets the subject of all such Disposals made after the date of this Agreement, exceeding in aggregate 20 per cent. of the total gross assets of the Group (as at the date of this Agreement).

22.3.           Financial Indebtedness

No Group Company (other than the Obligors and Sappi Manufacturing) shall incur any Financial Indebtedness other than Financial Indebtedness:

(a)                referred to in Schedule 14 (Existing Subsidiary Indebtedness);

(b)               incurred pursuant to paragraph (f) of the definition of Financial Indebtedness;

(c)                incurred pursuant to paragraph (g) of the definition of Financial Indebtedness in an aggregate amount of not more than EUR 100,000,000; and

(d)               not included in paragraphs (a) to (c) above (inclusive) but which does not exceed, for the Group, EUR 200,000,000 in aggregate principal amount.

22.4.           Loans and Guarantees

(a)                No Obligor shall (and shall ensure that no other Group Company shall) make any loans or grant any credit (other than to another Group Company but excluding, for this purpose, Sappi Manufacturing) which would constitute Long Term Financial Indebtedness (as defined below) unless it is made or granted in compliance with paragraph (b) below or:

(i)                the debtor in respect of that Long Term Financial Indebtedness is Sappi Manufacturing and the payment obligations of Sappi Manufacturing under such Long Term Financial Indebtedness rank at least pari passu with the claims of all its other unsecured creditors (except for obligations mandatorily preferred by law applying to companies generally); or

(ii)               the debtor in respect of that Long Term Financial Indebtedness (the “Debtor”) has either (1) delivered satisfactory security to the creditor Group Company (the “Creditor”) or (2) in the event that the delivery of such satisfactory security by the Debtor would be (A) unduly onerous or impractical in the reasonable opinion of the Majority Lenders or (B) unlawful or prohibited, entered into arrangements with the Creditor approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) whereby such arrangements give the same (or reasonably similar) commercial effect as the granting of satisfactory security pursuant to (1) above and delivered to the Agent a legal opinion (in form and content reasonably satisfactory to the Agent) in respect thereof; or

(iii)              at the same time as such loans are made or credit granted, an equivalent amount is made unconditionally available to the Creditor or any other Group Company from a person (other than a Group Company) by way of:

(A)              equity contribution or subscription; or

(B)               loan (but only to the extent permitted under Clause 22.3 (Financial Indebtedness)); or

(C)               loan subordinated on terms reasonably acceptable to the Majority Lenders (to the extent that such a loan would not be permitted under Clause 22.3 (Financial Indebtedness).

(b)               No Obligor shall (and shall ensure that no other Group Company shall) give any guarantee or indemnity or enter into any other instrument of suretyship or make any loans or grant any credit which would constitute Long Term Financial Indebtedness (as defined below) other than:

(i)                pursuant to the Finance Documents;

(ii)               guarantees, indemnities or other instruments of suretyship given in respect of Long Term Financial Indebtedness of an Obligor or given in favour of a Group Company in respect of the Long Term Financial Indebtedness owed by it to another Group Company or owed to it by another Group Company; or

(iii)              loans or other forms of credit made by a Group Company to another Group Company (other than Sappi Manufacturing) or as permitted pursuant to paragraphs (a)(i), (ii) or (iii) above);

(iv)              guarantees, indemnities or other instruments of suretyship given in respect of Long Term Financial Indebtedness of a Group Company or loans or other forms of credit made by a

Group Company where the aggregate (without double counting) of: (1) the aggregate liability (whether actual or contingent) of Group Companies under all guarantees, indemnities and instruments of suretyship given by a Group Company not falling in paragraphs (b)(i) or (ii) above, (2) the amount made unconditionally available by any Group Company by way of equity contribution or subscription or loan to or in connection with any Joint Venture and (3) the amount of all loans or other forms of credit made by any Group Company not falling within paragraphs (a)(i), (ii) or (iii), or (b)(i) or (iii) above, does not exceed EUR 100,000,000.

(c)                No Obligor shall give any guarantee or indemnity or enter into any other instrument of suretyship in connection with any Financial Indebtedness of Sappi Manufacturing.

For the purposes of the above:

(i)                 “Long Term Financial Indebtedness” means indebtedness for or in respect of the items specified in paragraphs (a) to (d) inclusive and (h) (to the extent it relates to indebtedness falling within paragraphs (a) to (d) inclusive) in each case of the definition of “Financial Indebtedness” other than any such indebtedness which is payable on demand or has a scheduled maturity of no more than a year; and

(ii)                “satisfactory security” means documentation creating, evidencing or granting (subject to any prior interests) Security in respect of the obligation of the Debtor to the Creditor in respect of such Long Term Financial Indebtedness, over assets of the Debtor or over assets of any other person (in each case, such assets shall at least be equivalent in value to the amount of such Long Term Financial Indebtedness (as valued by, in the case of such Long Term Financial Indebtedness being less than EUR 100,000,000, the Borrower and in all other cases, Deloitte and Touche (or any other agreed accountancy firm)), in favour of and on terms reasonably acceptable to the Creditor together with a legal opinion (in form and content reasonably satisfactory to the Agent) in respect thereof.

22.5.           Merger

(a)                     No Group Company shall enter into any amalgamation, demerger or merger with a company that is not a Group Company without the consent of the Majority Lenders, and if involving an Obligor which is not the surviving entity, with the consent of all Lenders (such consent not to be unreasonably withheld or delayed).

(b)                     Without limitation to paragraph (a) above, no Obligor shall enter into any amalgamation, demerger or merger, if such Obligor is not the surviving entity, unless the liabilities owed to the Lenders under the Finance Documents will survive and such event does not violate OeKB’s regulations or requirements.

22.6.           Change of Business

The Obligors shall procure that the business of the Group taken as a whole, remains the Paper Business.

23.              Financial covenants

23.1.           Financial covenants

The following financial covenants shall be satisfied and maintained for as long as any amount is outstanding under the Finance Documents or any Commitment is in force:

(a)                     on each Quarter Date the average of the ratios of EBITDA to Consolidated Net Interest Expense in respect of the Quarter ending on such Quarter Date and each of the three immediately preceding Quarters shall not be less than 3.00:1;

(b)                    on each Quarter Date the average of the ratios of EBITDA to Consolidated Net Interest Expense for the Quarter ending on such Quarter Date and each of the seven immediately preceding Quarters shall not be less than 3.50:1;

(c)                    the ratio of Net Debt to Capitalisation shall not, on any Quarter Date, be greater than 0.65:1; and

(d)                    the ratio of Sappi Manufacturing Net Debt to Sappi Manufacturing Capitalisation shall not, on any Quarter Date, be greater than 0.65:1.

23.2.           Financial definitions

“Capitalisation” means, at any time, the aggregate amount of Consolidated Capital and Net Debt at such time.

“Consolidated Capital” means, at any time, the aggregate of:

(a)                    the aggregate amount of the paid up share capital of Sappi (as consolidated); and

(b)                    the total of the amount standing to the credit of the consolidated capital and revenue reserves of the Group but including any minority interest in a Group Company.

“Consolidated Net Interest Expense” means, in relation to any period, the aggregate of:

(a)               all interest, commissions and other financing charges payable by any Group Company to any person who is not a Group Company in respect of that period;

(b)               to the extent not included in paragraph (a) above, all finance costs charged to the profit and loss account of the Group in respect of that period;

(c)               all amounts payable by any Group Company in respect of that period under any interest rate protection agreement (less any amounts receivable by any Group Company in respect of that period under any interest rate protection agreement); and

(d)               the interest element of all rentals or, as the case may be, other amounts payable in respect of that period under any finance lease entered into by any Group Company,

less any interest receivable (other than interest receivable from Group Companies) by Group Companies.

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before taxation and extraordinary items (if applicable) for such period but adjusted:

(a)               by adding back Consolidated Net Interest Expenses for such period;

(b)               by adding back depreciation for such period;

(c)               by adding back any amount amortised in that period against the consolidated profit and loss account of the Group; and

(d)               for other non-cash items as described in Sappi’s consolidated financial statements.

“Net Debt” means the aggregate, on a consolidated basis, of

(a)                    that part of the Financial Indebtedness of Group Companies which relates to obligations for the payment or repayment of money in respect of principal incurred in respect of:

(i)           monies borrowed or raised;

(ii)          any bond, note, loan stock, participation right, debenture or similar instrument; or

(iii)                 any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility (including, for the avoidance of doubt, any Financial Indebtedness under this Agreement); and

(b)                    the capital element of all rentals or, as the case may be, other payments payable under any finance lease entered into by any Group Company,

less:

(i)                   cash at hand and at bank of Group Companies;

(ii)                  bonds, notes and commercial paper beneficially owned by Group Companies with a maturity of not more than 6 months and rated at least A-1 by S&P or at least P-1 by Moody’s (or an equivalent rating of another agency which the Agent reasonably determines to be comparable); and

(iii)                 bonds or notes maturing within 6 months and rated at least AA by S&P or at least Aa2 by Moody’s (or an equivalent rating of another agency which the Agent reasonably determines to be comparable).

“Sappi Manufacturing Capitalisation” means, at any time, the aggregate amount of Sappi Manufacturing Consolidated Capital and Sappi Manufacturing Net Debt at such time.

“Sappi Manufacturing Consolidated Capital” means, at any time, the aggregate of:

(a)                    the aggregate amount of the paid up share capital of Sappi Manufacturing (as consolidated); and

(b)                    the total of the amount standing to the credit of the consolidated capital and revenue reserves of the Sappi Manufacturing Group but including any minority interest in a Sappi Manufacturing Group Company.

“Sappi Manufacturing Net Debt” means the aggregate, on a consolidated basis at the level of Sappi Manufacturing, of:

(a)                    that part of the Financial Indebtedness of the Sappi Manufacturing Group which relates to obligations for the payment or repayment of money in respect of principal incurred in respect of:

(i)            monies borrowed or raised;

(ii)           any bond, note, loan stock, debenture or similar instrument; or

(iii)          any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility (including, for the avoidance of doubt, any Financial Indebtedness under this Agreement); and

(b)                  the capital element of all rentals or, as the case may be, other payments payable under any finance lease entered into by the Sappi Manufacturing Group,

less:

(i)            cash at hand and at bank of the Sappi Manufacturing Group;

(ii)           bonds, notes and commercial paper beneficially owned by the Sappi Manufacturing Group with a maturity of not more than six months and rated at least A-1 by S&P or at least P-1 by Moody’s (or an equivalent rating of another agency which the Agent reasonably determines to be comparable); and

(iii)          bonds or notes maturing within six months and rated at least AA by S&P or at least Aa2 by Moody’s (or an equivalent rating of another agency which the Agent reasonably determines to be comparable).

23.3.           Financial Testing

The financial covenants set out in Clause 23 (Financial covenants) shall be tested by reference to each of the financial statements and interim reports delivered pursuant to Clause 21.1(a) (Positive undertakings).

23.4.           Accounting terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with IFRS other than in the case of the SA GAAP Accounts which shall be construed in accordance with South African GAAP and any financial statements delivered pursuant to Clause 21.1(a)(ii) which shall be construed in accordance with current practice in their respective jurisdiction.

24.              Events of Default

Each of the events or circumstances set out in Clauses 24.1 to 24.13 is an Event of Default.

24.1.           Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)               its failure to pay is caused by administrative or technical error; and

(b)               payment is made within 5 Business Days of its due date.

24.2.           Financial covenants

Any requirement of Clause 23 (Financial covenants) is not satisfied.

24.3.           Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non payment) and Clause 24.2 (Financial covenants)) and, if the failure to comply is capable of remedy, it is not remedied within 30 days of the Agent giving notice to the Borrower or an Obligor becoming aware of the failure to comply.

24.4.           Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents, the information specified in Clause 20.14, the OeKB presentation dated April 16, 2002 and the applications dated March 18, 2002 and March 27, 2003 for the issuance of the commitment to guarantee bills of exchange by “aval” (“Wechselbürgschaftszusage”) is or proves to have been incorrect in any material respect when made and where the circumstances making such representation or statement incorrect are capable of being altered so that such representation or statement is correct, such circumstances are not so altered within 30 days of the Agent notifying the relevant Obligor of such representation or statement being incorrect.

24.5.           Cross default

(a)                    Any Financial Indebtedness of any Group Company is not paid when due and payable nor within any applicable grace period.

(b)                    Any Financial Indebtedness of any Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of a default or an event of default (however described).

(c)                    Any creditor of any Group Company becomes entitled to declare any Financial Indebtedness of any Group Company due and payable prior to its specified maturity as a result of a default or an event of default (however described).

(d)                    No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than EUR 10,000,000.

24.6.           Creditors’ process

Expropriation, attachment, sequestration, distress or execution affects any asset or assets of Group Companies having an aggregate value of at least EUR 10,000,000 and is not discharged within 30 days.

24.7.           Insolvency

(a)                    An Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any class of its indebtedness.

(b)                    A moratorium is declared in respect of any class of indebtedness of an Obligor or any Material Subsidiary.

24.8.           Insolvency proceedings

Any insolvency proceedings or other similar procedure is (i) opened with respect to an Obligor, or (ii) an Obligor has filed an application for such proceedings, or (iii) a third party has filed an application for such proceedings and, with respect to (i) or (iii) above such proceedings or application, as the case may be, is not dismissed (for a reason other than a lack of assets) or withdrawn within 10 Business Days from the date on which the relevant Obligor has obtained knowledge thereof or such longer period as caused by the inactivity of the competent court or authority evidenced to the reasonable satisfaction of the Agent in relation to:

(a)                    the bankruptcy, the suspension of payments, winding-up, dissolution, liquidation, annulment as a legal entity, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or any Material Subsidiary other than a solvent liquidation or a solvent reorganisation of any Material Subsidiary or to the extent mandatorily required pursuant to section 19 of the Austrian Business Reorganisation Act (“Unternehmensreorganisationsgesetz”), a solvent reorganisation of the Borrower;

(b)                    a general composition, assignment or arrangement with all of the creditors of an Obligor or any Material Subsidiary relating to a general rescheduling of its financial indebtedness;

(c)                    the appointment of a liquidator (other than in respect of a solvent liquidation of any Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager, an administrateur judiciaire/gerechtelijk bestuurder, a speciaal commissaris/commissaire spécial, a séquestre/sekwester or other similar officer in respect of an Obligor or any Material Subsidiary or all or any part (having an aggregate value of at least EUR 10,000,000) of its assets; or

(d)                    enforcement of any Security over all or substantially all of the assets of an Obligor or any Material Subsidiary which is not discharged within 30 days of the relevant legal proceeding or formal procedure being taken, or any analogous procedure or step is taken in any jurisdiction, including, without limitation, if the Swiss Guarantor is subject to:

(i)           bankruptcy proceedings (Betreibung auf Konkurs);

(ii)                  composition with creditors (Nachlassverfahren) including in particular moratorium (Nachlassstundung), proceedings regarding composition agreements (Nachlassvertrag) and emergency moratorium (Notstundung);

(iii)                 proceedings regarding postponement of maturity (Fälligkeitsaufschub);

(iv)                postponement of the opening of bankruptcy or moratorium proceedings pursuant to article 725a or article 17 of the CO respectively (Konkursaufschub/Gesellschaftsrechliches Moratorium); or

(v)                 a notification to a judge of a capital loss or over-indebtedness under these provisions.

24.9.           Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

24.10.         Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.11.         Cessation of business

An Obligor or any Material Subsidiary ceases to carry on all or a substantial part of its business (other than as a result of a solvent liquidation or reorganisation of any Material Subsidiary or Disposal permitted hereunder and other than as a result of corporate restructurings within the Group) and such cessation would result in the Group as a whole, ceasing to carry on the Paper Business.

24.12.         Payments to OeKB

An Obligor does not pay on the due date any amount payable to OeKB at the place at and in the manner in which it is to be paid unless:

(a)               its failure to pay is caused by an administrative or technical error;

(b)               payment is made within 5 Business Days of its due date; and

(c)                that in case of non-payment of the “Wechselbürgschaftsentgelt” such non-payment is caused by a default of OeKB.

24.13.         South Africa

Any Authorisation provided by the Exchange Control Department of the South African Reserve Bank in connection with any Finance Document, the guarantee given by Sappi under this Agreement or the fulfilment by Sappi of its obligations under this Agreement is amended adversely, repealed, revoked or terminated or expires and, if a new or amended Authorisation may be requested, is not obtained within 30 days of the Agent giving notice to the Borrower or Sappi becoming aware of the Authorisation’s adverse amendment, repeal, revocation, termination or expiry.

24.14.         Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)                    cancel the Total Commitments whereupon they shall immediately be cancelled; and

(b)                    declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

SECTION 8  CHANGE TO PARTIES

25.              Change to the Lenders

25.1.           Assignment and transfer by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(a)                    assign any of its rights; or

(b)                    transfer any of its rights and obligations,

to a New Lender or to OeKB.

25.2.           Conditions of assignment or transfer

(a)                    The consent of the Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender, an Affiliate of a Lender or OeKB.

(b)                    The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)                    No Obligor shall bear any increased costs that arise at the time of or will arise with the lapse of time as a direct result of an assignment or transfer of a Lender’s rights and/or obligations hereunder solely by reason of the same.

(d)                    An assignment or transfer by a Lender is subject to the prior written consent of OeKB.

(e)                    An assignment or transfer by a Lender of its Commitments under the Facility may be in whole or in part, but if in part shall be in a minimum aggregate amount of EUR 10,000,000.

(f)                     (intentionally omitted)

(g)                    An assignment or transfer to a New Lender other than OeKB will only be effective if the procedure set out in Clause 25.5 (Procedure of transfer and assignment) is complied with.

(h)                    If:

(i)                    a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                   as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross up and indemnities) or Clause 16 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.3.           Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect (other than to OeKB), pay to the Agent (for its own account) a fee of EUR 1,500.

25.4.           Limitation of responsibility of Existing Lenders

(a)                    Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                    the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                   the financial condition of any Obligor;

(iii)                  the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                  the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                    Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                  has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                 will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                    Nothing in any Finance Document obliges an Existing Lender to:

(i)                  accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)                 support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of their obligations under the Finance Documents or otherwise.

25.5.           Procedure of transfer and assignment

(a)                    Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment or transfer (to a person other than to OeKB) is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable but in any event within 5 Business Days after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and hold in accordance with Clause 27.15 (Agent to hold original documents).

(b)                    On the Transfer Date:

(i)                  to the extent that in the Transfer Certificate the Existing Lender seeks to assign or transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                 each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                the Agent, the Mandated Lead Arranger and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)                the New Lender shall become a Party as a “Lender”.

25.6.           Disclosure of information

(a)                   Subject to this Clause 25.6 (Disclosure of information) each Lender shall treat all information received in connection with a Finance Document confidential.

                        Any Lender may disclose to any of its Affiliates, OeKB and any other person:

(i)                  to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer), in accordance with this Agreement, all or any of its rights and obligations under this Agreement;

(ii)                 with (or through) whom that Lender enters into (or may potentially enter into), in accordance with this Agreement, any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)                 to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to sub-paragraphs (i) and (ii) above, the person to whom the information is to be given has entered into a confidentiality undertaking in the form set out in Schedule 9 (Form of Confidentiality Undertaking).

(b)                   For the purposes only of and under the conditions set forth in this Clause 25.6, each Obligor waives any rights it may have in respect of banking secrecy pursuant to the Austrian Banking Act (“Bankwesengesetz”).

25.7.           No Limitation of risk participation

Nothing contained in this Clause 25 shall prevent the Lenders from entering into risk participation or sub-participation agreements with other entities.

26.              Changes to the Obligors

26.1.           Assignment and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents unless provided for in this Clause 26.

26.2.           Additional Guarantors

(a)                    The Borrower may request that any of the wholly owned Subsidiaries of Sappi become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)                    the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                   the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)                    The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

26.3.           Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that each of the representations set out in Clauses 20.1 (Corporate Status) to 20.5 (Validity and admissibility in evidence) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 9  THE FINANCING PARTIES

27.              Role of the Agent and the Mandated Lead Arranger

27.1.           Appointment of the Agent

(a)                    The Mandated Lead Arranger and each of the Lenders appoints the Agent to act as their agent under and in connection with the Finance Documents.

(b)                    The Mandated Lead Arranger and each of the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions, and such rights may, subject to Clause 27.7 below, exclusively be exercised by the Agent.

27.2.           Duties of the Agent

(a)                    The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                    If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(c)                    The Agent shall promptly notify the Lenders and the Borrower of any Default.

(d)                    The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(e)                    The Agent shall fulfil all tasks in connection with the OeKB Refinancing, including, without limitation, the tasks provided for under this Agreement and under the power of attorney granted to the Agent in the form as provided for in Schedule 8.

27.3.           Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4.           No fiduciary duties

(a)                    Nothing in this Agreement constitutes the Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)                    Neither the Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5.           Business with the Group

The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

27.6.           Rights and discretions of the Agent

(a)                    The Agent may rely on:

(i)                    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                    The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                    no Default has occurred or will occur (unless it has actual knowledge of a Default arising under Clause 24.1 (Non payment));

(ii)                   any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                  any notice or request made by the Borrower (other than the Drawdown Request) is made on behalf of and with the consent and knowledge of the Guarantors.

(c)                    The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                    The Agent may act in relation to the Finance Documents through its personnel and agents.

27.7.           Majority Lenders’ instructions

(a)                    Unless a contrary indication appears in a Finance Document, the Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)                    Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders and the Mandated Lead Arranger.

(c)                    The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                    In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                    No Finance Party is authorised to start any legal or arbitration proceedings relating to any Finance Document without prior written approval of the Majority Lenders, unless the Agent has notified the Borrower about the occurrence of an Event of Default pursuant to Clause 24.15 (Acceleration).

27.8.           Responsibility for documentation

Neither the Agent nor the Mandated Lead Arranger:

(a)                    is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)                    is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9.           Exclusion of liability

(a)                    Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.

(b)                    No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                    The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

27.10.         Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11.         Resignation of the Agent

(a)                    The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Borrower.

(b)                    Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)                    If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)                    The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                    The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                     Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                    After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)                    Any appointment of a new agent requires the prior consent of the Borrower which shall not be unreasonably withheld.

27.12.         Confidentiality

(a)                     In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its respective department which shall be treated as a separate entity from any other of its divisions or departments.

(b)                    If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)                    Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13.         Relationship with the Lenders

(a)                    The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                    Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

27.14.         Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                    the financial condition, status and nature of each Group Company;

(b)                    the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                    whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                    the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15.         Agent to hold original documents

The Agent shall hold one of each of the complete originals of this Agreement, the Amending Agreement, the Guarantees and any Transfer Certificate for the benefit of the Finance Parties and each copy shall be clearly marked “Agent’s Copy”.

28.              (intentionally omitted)

29.              Conduct of business by the Financing Parties

No provision of this Agreement will:

(a)                    interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                    oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                    oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.              Sharing among the Lenders

30.1.           Payment to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                    the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                    the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                    the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery (together with interest thereon at the rate determined by the Agent) less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2.           Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 31.5 (Partial payments).

30.3.           Recovering Lenders’ rights

(a)                    On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                    If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

30.4.           Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)                    each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)                    that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

30.5.           Exceptions

(a)                    This Clause 30 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)                    A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                  it notified the other Lenders of the legal or arbitration proceedings; and

(ii)                 the other Lenders had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 10  ADMINISTRATION

31.              Payment mechanics

31.1.           Payment to the Agent

(a)                    On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the place of payment.

(b)                    Payment shall be made to such account in the principal financial centre of a Participating Member State or London as the Agent specifies.

31.2.           Distribution by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distribution to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of a Participating Member State or London.

31.3.           Distribution to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

31.4.           Clawback

(a)                    Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum. In such a case, the Agent will inform the other Parties of its decision to delay payment. If the decision to delay payment causes such a delay in passing on the money to the other Parties that the other Parties receive the amounts to which they are entitled late, the Party which violated the obligation to effect payment to the Agent shall pay any costs incurred, less any realised investment profits.

(b)                    Subject to Clause (a) above, if the Agent is not notified in writing by the Borrower at least five Business Days prior to the due date that a payment owed under this Agreement will not be rendered by the due date, the Agent is entitled to assume that the payment will be paid and, in reliance thereon, to make available to the respective Party on the applicable payment date an amount of the expected payment to be attributed to such Party. For the avoidance of doubt, the Borrower is not obliged to notify the Agent or any other Finance Party that a payment owed by it or any other Obligor will not be paid on the due date and neither the Borrower nor any other Obligor shall be liable for any costs, losses, fees or expenses suffered or incurred by any Party arising from the fact that such notice was not given.

(c)                    If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds. Any such costs, less any realised investment profits, will be charged to the  Party which violated the obligation to effect payment to the Agent.

31.5.           Partial payments

(a)                    If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                    first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)                   second, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)                  third, in or towards payment pro rata of amounts of principal due but unpaid under this Agreement; and

(iv)                  fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                    The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                    Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6.           No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim or bank charges.

31.7.           Business Day

(a)                    Unless otherwise provided for under this Agreement, any payment which is due to be made on a day that is not a Business Day shall be made on the immediately preceeding Business Day.

(b)                    During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

31.8.           Currency of account

(a)                     The currency of account is Euro and payment for any sum due from an Obligor under any Finance Document shall be in Euro.

(b)                     Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                     Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

31.9.           Notice of payments

Not later than 10 Business Days prior to each date on which payments are due to be paid by an Obligor to the Lenders in accordance with the provisions of this Agreement the Agent shall notify the respective Obligor of such amounts provided that failure to give such notice shall not relieve an Obligor of its obligation to make payments of such amounts when due. For the avoidance of doubt, this Clause 31.9 shall not apply to the payment of the OeKB Administration Fee.

32.              Set-off

Without prejudice to the rights of the Finance Parties at law, whilst an Event of Default is continuing unremedied and unwaived, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.              Notice

33.1.           Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2.           Addresses

Subject to the other terms of this Agreement, the address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Sappi Papier Holding GmbH
c/o Sappi International S.A.
154 Chaussée de la Hulpe,
B-1170 (Watermael- Boitsfort),
Brussels,
Belgium

	Attention:	Executive Director
	Fax:	+32 2 676 9601

(b)	in the case of the Original Guarantor:

Sappi International S.A.
154 Chaussée de la Hulpe
B-1170 Brussels (Watermael-Boitsfort)
Belgium

	Attention:	Mr. Kaj Burchardi
Executive Director
Group Treasury

	Fax:	+32 2676 9601

(c)	in the case of the Further Guarantors:

Sappi Limited
48 Ameshoff St.
Braamfontein
Johannesburg
Republic of South Africa

	Attention:	Group Secretary
	Fax:	+27 11 403 1493

Sappi Trading Pulp AG
Wiesenstrasse 17
CH-8008 Zurich
Switzerland

	Attention:	Chief Executive Officer and Dr. H J Schürmann
	Fax:	+41 44421 4450

(d)	in the case of each Lender and each Additional Guarantor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(e)	in the case of the Agent:

Bank Austria Creditanstalt AG

Schottengasse 6
A-1010 Vienna
Austria

Attention: Martin Swoboda
Fax:	+43 (0) 50505-44208

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3.           Delivery

(a)                    Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                    if by way of fax, when received in legible form; or

(ii)                   if by way of letter, when it has been left at the relevant address seven Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)                    Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)               All notices from or to an Obligor shall be sent through the Agent.

33.4.           Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5.           Electronic Communication

(a)                    Any communication to be made between the Parties under or in connection with the Finance Documents (other than (i) delivery of the Drawdown Request, a certificate in accordance with Clause 21.2 (Compliance Certificate) or any request for an amendment to or waiver of this Agreement or the Amending Agreement, (ii) in the case of a Guarantor, delivery of any request for an amendment or waiver of this Agreement) may be made by electronic mail or other electronic means and the Parties shall notify each other (in particular, the Agent) in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means.

(b)                    Each Party shall promptly notify each other Party (in particular, the Agent) of any change to their electronic mail address or any other such information supplied by them.

(c)                    Any electronic communication made:

(i)                    by the Agent to another Party will be effective only when actually received by the relevant recipient and then only if it is addressed in such a manner as that relevant Lender or Obligor, as the case may be, shall specify to the Agent for this purpose; and

(ii)                   by a Lender or any Obligor to the Agent will be effective only when actually received by the Agent, as the case may be, and then only if it is addressed in such a manner as the

Agent shall specify to that Lender or that Obligor for this purpose.

(d)                    Each Party shall notify any affected Parties promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is continuing for more than 36 hours). Until that Party has notified the other affected Parties that the failure has been remedied, all notices between those Parties shall be sent by fax or letter in accordance with this Clause 33 (Notice).

(e)                    In the case of notification of Rates of Interest by the Agent pursuant to Clause 11.6 (Notification of Rates of Interest) and in the case of the delivery of any document by the Agent pursuant to paragraph (a) of Clause 27.2 (Duties of the Agent), the Agent may refer a Lender or an Obligor (by fax, letter or e-mail) to a web site and to the location of the relevant information and such web site in discharge of such notification or delivery obligation.

33.6.           English language

(a)                    Any notice given under or in connection with any Finance Document must be in English.

(b)                    All other documents provided under or in connection with any Finance Document must be:

(i)                in English; or

(ii)               if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.              Calculation and Certificates

34.1.           Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document the entries made in the accounts maintained by the Agent and/or a Finance Party are prima facie evidence of the matters to which they relate.

34.2.           Certificates and determinations

Any certification or determination by the Agent and/or a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3.           Day count convention

Any interest or fee payable to a Finance Party accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.              Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.              Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Agent and/or any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.              Amendments and waivers

37.1.           Required consents

(a)                    Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                    The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.2.           Exceptions

(a)                    An amendment or waiver that has the effect of changing or which relates to:

(i)                    the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                   an extension to the date of payment of any amount under the Finance Documents;

(iii)                  a reduction in the Applicable Facility Fee, the amount of, or the currency of any payment of principal, interest or fees payable;

(iv)                  an increase in Commitment;

(v)                   a change to the legal entity that is the Borrower or a Guarantor (save with respect to an Additional Guarantor in accordance with Clause 26.2);

(vi)                  any provision which expressly requires the consent of all the Lenders; or

(vii)                 Clause 2.2 (Finance Parties’ rights and obligations), Clause 21.1 (Financial Statements) except for reasonable extensions of periods for the submission of the statements under Clause 21.1 (b), Clause 25 (Changes to the Lenders), Clause 30 (Sharing among the Lenders) or this Clause 37 (Amendments and waivers), shall not be made without the prior consent of all the Lenders.

(b)                    An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arranger may not be effected without the consent of the Agent or the Mandated Lead Arranger.

38.              Counterparts

38.1.           Multiple counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.2.           Complete originals

There shall only be two complete originals of the Finance Documents (other than the Mandate Letter). For these purposes “complete” means execution by each relevant Party to such Finance Document in any number of counterparts.

39.              (intentionally omitted)

SECTION 11 GOVERNING LAW AND ENFORCEMENT

40.              Governing law

This Agreement is governed by Austrian law, excluding its conflicts of law rules.

41.              Enforcement

41.1.           Jurisdiction of Austrian Courts

(a)                    The competent courts of Vienna have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                    This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1: THE ORIGINAL LENDERS (1)

Name of Original Lender	Address	Tranche A Commitment	Tranche B Commitment

Bank Austria Creditanstalt AG	Schottengasse 6-8, A-1010 Vienna; Austria	19,703,281.20	78,813,124.8
Erste Bank der oesterreichischen Sparkassen AG	Graben 21, A-1010 Vienna, Austria	14,980,000	59,920,000
Fortis Bank S.A.	3 Montagne du Parc, B-1000 Brussels, Belgium	5,320,000	21,280,000
BNP Paribas S.A. Belgium Branche	Avenue Louise 489, B-1050 Brussels, Belgium	5,320,000	21,280,000
Bayerische Landesbank	Brienner Straße 20, D-80333 Munich	5,320,000	21,280,000
Baden-Württembergerische Bank unselbständige Anstalt der Landesbank Baden-Württemberg	Kleiner Schlossplatz 11,. D-70173 Stuttgart, Germany	5,320,000	21,280,000
Commerzbank Aktiengesellschaft Succursale de Bruxelles	Boulevard Louis Schmidt 87, B-1040 Brussels, Belgium	5,320,000	21,280,000
Investkredit Bank AG	Renngasse 10, A-1013 Vienna, Austria	5,320,000	21,280,000
WestLB AG	Friedrichstraße 62-68, D-40217 Düsseldorf, Germany	5,320,000	21,280,000
ABN AMRO BANK N.V. Niederlassung Deutschland	Theodor-Heuss-Allee 80 D-60486 Frankfurt am Main	5,320,000	21,280,000
Barclays Bank plc	54 Lombard Street, EC 3P3AH London, United Kingdom	5,320,000	21,280,000
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft	Seitzergasse 2-4, A-1010 Vienna, Austria	3,920,000	15,680,000

(1) As at the date of the Amending Agreement.

Österreichische Volksbanken Aktiengesellschaft	Peregringasse 3, A-1090 Vienna, Austria	3,920,000	15,680,000
Calyon Corporate and Investment Bank	9, Quai du President Paul Doumer, F-92920 Paris La Defense, France	3,920,000	15,680,000
Raiffeisenbank Oberösterreich Aktiengesellschaft	Europaplatz 1a, A-4020 Linz, Austria	1,960,000	7,840,000
HVB Banque Luxembourg Société Anonyme	4, rue Alphonse Weicker, L-2721, Luxembourg	1,960,000	7,840,000
Vorarlberger Landes- und Hypothekenbank Aktiengesellschaft	Hypo-Passage 1, A-6900 Bregenz, Austria	980,000	3,920,000
Salzburger Landes- und Hypothekenbank Aktiengesellschaft	Petersbrunnstraße 3, A-5020 Salzburg, Austria	798,000	3,192,000
		100,021,281.20	400,085,124.80

Total of Tranche A and Tranche B			500,106,406.00

SCHEDULE 2: CONDITIONS PRECEDENT

PART I

Conditions Precedent for Drawdown

1.                 Obligors

(a)               A certified copy of the constitutional documents of each Obligor.

(b)                    A certified copy of a resolution of (i) the board of directors of the Borrower and (ii) the board of the Original Guarantor:

(i)                   approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it executes the Finance Documents to which it is a party;

(ii)                  authorising a specified person or persons to execute the Finance Documents on its behalf; and

(iii)                 authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Drawdown Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

(c)                    A copy of a resolution of the supervisory board of the Borrower approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

(d)                    (intentionally omitted)

(e)                    A certificate of the Borrower (signed by a director) confirming that borrowing the Facility would not cause any borrowing or similar limit binding on either Obligor to be exceeded.

(f)                     A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as of a date no earlier than the date of this Agreement.

(g)                    Each of the Lenders shall have received bills of exchange duly accepted by the Borrower in the amounts and number required for the OeKB Refinancing.

2.                 Legal opinions

(a)                    A legal opinion of Binder Grösswang Rechtsanwälte OEG, legal counsel licensed in Austria in form and substance reasonably satisfactory to the Agent.

(b)                    A legal opinion of Freshfields Bruckhaus Deringer Brussels, legal counsel licensed in Belgium in form and substance reasonably satisfactory to the Agent.

3.                 OeKB

(a)                    Each of the Lenders shall have received on the bills of exchange accepted by the Borrower in relation to the Facility a guarantee by “aval” of the Republic of Austria under the Austrian Export Guarantees Act 1981 (“Ausfuhrförderungsgesetz1981”).

(b)                    Each of the Lenders and OeKB shall have concluded a refinancing agreement in relation to the Facility.

(c)                    Receipt of payment from OeKB under the OeKB Refinancing.

4.                 Other documents and evidence

(a)                    Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid within 5 Business Days from the date of this Agreement.

(b)                    A certificate of an authorised signatory of the Borrower that the Intercompany Financings (i) have been disbursed (such disbursement also evidenced by the respective bank confirmations) and (ii) are outstanding at least in the amount of the aggregate Loans.

(c)                    A copy of any other authorisation or other document in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document required by law or which the Agent has reasonably requested from the Borrower until signing of this Agreement.

(d)                    The SISA Guarantee duly executed by the Guarantor and the Agent.

(e)                    The Initial Original Obligors’ Financial Statements.

PART II

Conditions Precedent required to be delivered by an Additional Guarantor

1.                 An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2.                 A copy of the constitutional documents of the Additional Guarantor.

3.                 A copy of a resolution of the board of directors of the Additional Guarantor:

(a)      approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)      authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)      authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.             A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.             A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

6.             A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.             A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.             If available, the latest audited financial statements of the Additional Guarantor.

9.             A legal opinion of the legal adviser to the Additional Guarantor in the jurisdiction in which the Additional Guarantor is incorporated.

SCHEDULE 3: REQUESTS

Drawdown Request

From:          Sappi Papier Holding AG

To:              Bank Austria Creditanstalt AG as Agent

Dated:

Dear Sirs,

Sappi Papier Holding AG - EUR 500,106,406 Facility Agreement dated May 7, 2003 (the “Facility Agreement”)

1.                   We wish to borrow a Loan on the following terms

Proposed Drawdown Date:	[	]	(or, if that is not a Business Day, the
next Business Day)

Amount:	[	]

2.                   We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement referred to above is satisfied on the date of this Drawdown Request.

3.                   The proceeds of this Loan should be credited to [account].

4.                   This Drawdown Request is irrevocable and signed at [     ].

Yours faithfully

authorised signatory for
SAPPI PAPIER HOLDING AG

SCHEDULE 4: MANDATORY COST FORMULA

1.                   The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with the requirements of the European Central Bank or the central bank of any other country arising after the date of this Agreement.

2.                   On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                   The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent as the net cost of complying with the minimum reserve requirements of the European Central Bank after taking into account remuneration payable to it by the European Central Bank under Council Regulation (EC) No. 2531/98 of 23 November 1998 as amended by Council Regulation (EC) No. 134/2002 of 22 January 2002.

4.                   The Additional Cost Rate for any Lender lending from a Facility Office in  country other than a Participating Member State will be the percentage notified by that Lender to the Agent as the net cost of complying with the minimum reserve requirements of the respective central bank.

5.                   Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                 its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)                 any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

6.                   The percentages or rates of charge of each Lender for the purpose of item 1 above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 3 and 4 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to the requirements described in item 1 are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

7.                   The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 4 and 5 above is true and correct in all respects.

8.                   The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 4 above.

9.                   Any determination by the Agent pursuant to this Schedule in relation to, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

10.                 The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) or the central bank of any other country and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5: FORM OF TRANSFER CERTIFICATE

To:              Bank Austria Creditanstalt AG as Agent

From:          [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Sappi Papier Holding GmbH - EUR 500,106,406 Facility Agreement dated May 7, 2003, as amended and restated pursuant to the amending agreement dated 18 November 2005 (the “Facility Agreement”)

1.                 We refer to Clause 25.5 (Procedure of transfer) of the Facility Agreement:

(a)                  The Existing Lender and the New Lender agree to the Existing Lender and the New Lender [assigning/transferring] all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure of transfer) of the Facility Agreement.

(b)                  The proposed Transfer Date is [   ].

(c)                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facility Agreement are set out in this Schedule.

2.                   The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

3.                   This Transfer Certificate is governed by Austrian law. All capitalized words and expressions, which are not expressly defined herein, shall have the meaning attributed to them in the Facility Agreement.

4.                   This Transfer Certificate is signed at [     ].

THE SCHEDULE

Commitment/rights and obligations to be transferred or assigned

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [   ].

[Agent]

By:

SCHEDULE 6: FORM OF COMPLIANCE CERTIFICATE

To:              Bank Austria Creditanstalt AG as Agent

From:          Sappi Papier Holding GmbH

Dated:

Dear Sirs,

Sappi Papier Holding GmbH - EUR 500,106,406 Facility Agreement dated May 7, 2003, as amended and restated pursuant to the amending agreement dated 18 November 2005 (the “Facility Agreement”)

1.                 We refer to the Facility Agreement. All capitalized words and expressions, which are not expressly defined herein, shall have the meaning attributed to them in the Facility Agreement. This is a Compliance Certificate.

2.                 We confirm that:

(i)                 in respect of the Quarter ending on [   ] and each of the three immediately preceding Quarters the mean average of EBITDA was [   ] and the mean average of Consolidated Net Interest Expense was [   ]. Therefore EBITDA was [   ] times Consolidated Net Interest Expense and the covenant contained in sub-clause (a) of Clause 23.1 (Financial Covenants) [has/has not] been complied with;

(ii)                in respect of the Quarter ending on [   ] and each of the seven immediately preceding Quarters the mean average of EBITDA was [   ] and the mean average of Consolidated Net Interest Expense was [   ]. Therefore EBITDA was [   ] times Consolidated Net Interest Expense and the covenant contained in sub-clause (b) of Clause 23.1 (Financial Covenants) [has/has not] been complied with;

(iii)               in respect of the Quarter ending on [   ] Net Debt was [   ] and Capitalisation for such Quarter was [   ] as at the end of that Quarter. Therefore Net Debt at that time [was/was not] equal to or in excess of [   ] and the covenant contained in sub-clause (c) of Clause 23.1 (Financial Covenants) [has/has not] been complied with; and

(iv)              in respect of the Quarter ending on [    ] Sappi Manufacturing Net Debt was [     ] and Sappi Manufacturing Capitalisation for such Quarter was [     ] at the end of that Quarter.  Therefore Net Debt at that time [was/was not] equal to in excess of [      ] and the covenant in sub-clause (d) of Clause 23.1 (Financial covenants) [has/has not] been complied with.

3.                 As at the end of Sappi’s financial year, the Material Subsidiaries are as follows: [   ]

We confirm that the above companies account for at least 90 per cent of the Consolidated Earnings and at least 90 per cent of the Consolidated Assets (as such terms are defined in the definitions of Material Subsidiary set out in the Facility Agreement).

4.                 [We confirm that no Default is continuing.](2)

Signed:

Director for and an behalf of
Sappi Limited

(2) If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7: EXISTING SECURITY

Name of Obligor		Security	Total Principal Amount of Indebtedness Secured
Sappi Fine Paper North America
-	Town of Skowhegan/Michigan Strategic Fund/City of Westbrook	Land and Buildings	107 m USD
Sappi Alfeld
-	Allianz AG	Assets	9 m EUR
Sappi Gratkorn
-	Wasserwirtschaftsfonds	Bonds	9 m EUR

SCHEDULE 8 : FORM OF POWER OF ATTORNEY

To Bank Austria Creditanstalt AG

Re:

Dated:            , 2003

POWER OF ATTORNEY

We, [...Bank...] a legal entity duly organised under the laws of [...country of incorporation] and registered with the commercial register at                       under [...number of registration], with principal place of business in [...address] („Bank”), hereby authorise and appoint Bank Austria Creditanstalt AG, Schottengasse 6, 1010 Vienna („Attorney”) in connection with (i) the EUR 500,106,406 Credit Facility Agreement dated May 7, 2003 concluded between Sappi Papier Holding GmbH, as borrower, Sappi International S.A. as Guarantor and Bank Austria Creditanstalt AG, as mandated lead arranger and agent, and the syndicate of banks as listed in the afore mentioned Credit Facility Agreement, as amended and restated pursuant to the amending agreement dated 15 November 2005 and (ii) the respective refinancing agreement concluded between the Bank and Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB”) (the “Refinancing Agreement”) to:

1)     demand and receive payments from OeKB under the Refinancing Agreement upon receipt of a drawdown notice from the Borrower; and

2)     to make to the Bank’s account with OeKB all re-payments of principal and payments of interest and fees under the Refinancing Agreement upon receipt of the relevant funds from the borrower; and

3)     do all other acts and things and sign, execute and deliver any and all other documents and give all notices which may be required or which the Attorney shall in its absolute and unfettered discretion consider desirable thereto in connection with clauses 1. and 2. hereof.

The Bank shall indemnify the Attorney and keep the Attorney indemnified against any and all reasonable costs, claims and liabilities which the Attorney may incur as a result of anything done by the Attorney in the exercise of any of its powers conferred, or purported to be conferred, on him by this Power of Attorney.

The Attorney shall be entitled to grant sub-powers of attorney.

The authority conferred on the Attorney by this Power of Attorney shall terminate on [... insert date].

This Power of Attorney is governed by, and shall be construed in accordance with, Austrian law.

IN WITNESS WHEREOF this Power of Attorney has been executed by the Bank and is intended to be made on the date above written

By:
Title:

Note:      Unless the signatories can be verified from a signatories’ book of the Bank, a notary public has to certify as to the authenticity of the signatures and his/her/their authority to validly represent the Bank, a company duly incorporated and validly existing, upon the issuance of this power of attorney.

SCHEDULE 9: FORM OF CONFIDENTIALITY UNDERTAKING

From:          [Proposed Transferee]

To:              Sappi Papier Holding GmbH

[   ] 200[ ]

Facility Agreement dated May 7, 2003 among (1) Sappi Papier Holding GmbH as Borrower (2) Sappi International S.A. as Guarantor (3) Bank Austria Creditanstalt AG as Agent and (4) certain Lenders named therein, as amended and restated pursuant to the amending agreement dated 18 November 2005 (the “Facility Agreement”)

1.                 We refer to the Facility Agreement. All capitalized words and expressions, which are not expressly defined herein, shall have the meaning attributed to them in the Facility Agreement.

2.                 Subject as provided below, we undertake to keep confidential and undertake not to, without your prior written consent, (i) disclose any information (other than information which is publicly available other than as a result of a breach of this letter) supplied by or on behalf of Sappi Papier Holding GmbH, or (ii) use any such information other than in relation to the Facility. However, you agree that we are entitled to disclose information:

(a)   in connection with any legal proceedings arising out of or in connection with the Facility Agreement or any audit requirement;

(b)   if required to do so by an order of a court of competent jurisdiction whether under any procedure for discovering documents or otherwise;

(c)   pursuant to any law or regulation in accordance with which we and/or any of our affiliates and/or subsidiaries are required to act;

(d)   to a governmental banking, taxation or other regulatory authority of any competent jurisdiction;

(e)   to our accountants or legal or other professional advisers in connection with this letter or the Facility Agreement;

(f)    which was lawfully in our possession or in the possession of our advisers prior to such disclosure and which was not acquired directly or indirectly from any Group Company;

(g)   the disclosure of which is made to any of our affiliates in circumstances where it is our usual practice to make such disclosure or where such disclosure is required as part of our management or reporting policies; or

(h)   where such disclosure is made to the Agent, the Arranger or any Lender.

3.                 We agree to inform you of the full circumstances of any disclosure made pursuant to sub-paragraphs (a) through (d) (inclusive) of paragraph 2 above or upon becoming aware that confidential information has been disclosed in breach of this letter.

4.                 The obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facility or (b) twelve months after we have returned all information received by you relating to the Facility (other than such information which has been disclosed under paragraph 2 above).

5.                 This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information with respect to the Facility. The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between us.

6.                 (a)               The terms of this letter may be enforced and relied upon only by you and us.

(b)               Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any other person to rescind or vary this letter at any time.

7.                 If you so request in writing, we shall return all confidential information supplied by you and destroy or permanently erase all copies of confidential information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any confidential information destroys or permanently erases such confidential information and any copies made by them, in each case save to the extent that we or the recipients are required to retain such confidential information by any applicable law, rule or regulation or by a competent judicial, governmental, supervisory or regulatory body.

8.                 This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of Austria and the parties submit to the exclusive jurisdiction of the common courts in Vienna.

Please countersign this letter to confirm your agreement to its terms.

Yours faithfully,

[name of proposed Transferee]

SCHEDULE 10: APPLICABLE FACILITY FEE

The Applicable Facility Fee shall be calculated as follows:

(a)               During the Availability Period, the Applicable Facility Fee shall be 0.50 per cent per annum.

(b)               After the end of the Availability Period, the Applicable Facility Fee shall be a rate determined by the Agent at the end of any Interest Period for the next succeeding Interest Period according to the following table:

S&P credit rating for Sappi	Applicable Facility Fee per annum
A or higher	0.20 per cent
A-	0.30 per cent
BBB+	0.40 per cent
BBB	0.50 per cent
BBB-	0.60 per cent
Below BBB-	1.00 per cent

From the time a S&P credit rating is available for the Borrower, such credit rating shall apply.

If neither for Sappi nor for the Borrower a S&P credit rating is available, the above table shall without further action or analysis refer to the equivalent ratings used by Moody’s.

If neither S&P nor Moody’s nor an equivalent rating agency reasonably acceptable to the Agent publishes a credit rating for Sappi or the Borrower, the applicable credit rating shall be deemed to be “Below BBB-”.

SCHEDULE 11:  FORM OF FURTHER GUARANTEE AND ADDITIONAL

GUARANTEE

Form of irrevocable, unconditional guarantee for payment

This guarantee is dated the [   ] day of [   ], 200[ ] and made between:

(1)   [Guarantor] (the “Guarantor”) and

(2)   BANK AUSTRIA CREDITANSTALT AG (the “Agent”).

It is hereby agreed as follows:

1.                 Preamble

SAPPI PAPIER HOLDING GmbH has entered into a facility agreement dated May 7, 2003 among (1) Sappi Papier Holding GmbH as Borrower (2) Sappi International S.A. as Guarantor and (3) Bank Austria Creditanstalt AG as Agent and (4) certain Lenders named therein, as amended and restated pursuant to the amending agreement dated 18 November 2005 (the “Facility Agreement”), whereby the Lenders will on the terms and subject to the conditions therein contained, advance to the Borrower funds for the purpose as defined in the Facility Agreement. The Guarantors have agreed to guarantee the payment obligations of the Borrower under the Facility Agreement.

All capitalized words and expressions, which are not expressly defined herein, shall have the meaning attributed to them in the Facility Agreement.

2.                 Guarantee

The Guarantor hereby irrevocably and unconditionally guarantees to the Agent for the benefit of the Lenders and the Agent, as principal obligor and not merely as surety, the payment when due of all amounts stated by the Agent to be owed by the Borrower to the Lenders under the Facility Agreement.

3.                 Immediate Recourse

The Guarantor waives any right it may have of first requiring the Lenders to proceed against or enforce any other rights or security or claim payment from the Borrower or any other person before claiming from the Guarantor hereunder.

4.                 Payment

4.1              The Guarantor agrees to pay from time to time on first demand by the Agent against delivery by letter or tested telex to the Guarantor of a demand stating that (i) a specified amount has become due and payable by the Borrower under the Facility Agreement and (ii) has not been paid by the Borrower within five days after the due date (subject to the expiry of any applicable grace period).

If such demand is delivered to the Guarantor, then, on the fifth Business Day after the date of delivery of such demand, the Guarantor shall pay without review on the underlying legal relationship and waiving all defenses thereunder the amounts specified in such certificate and demand (including principal, interest, default interest, fees and ancillary claims) exclusively to the account or the accounts (as the case may be) designated by the Agent.

4.2               The repayment obligation of a Finance Party pursuant to Clause 15.4 (Tax credit) of the Facility Agreement shall not become due before the Guarantor has fulfilled its payment obligations under a demand hereunder and shall in no event reduce the payment obligation of the Guarantor under a demand hereunder.

4.3               The Agent may from time to time make one or more demands for payment under this Guarantee.

5.                 Non-competition

So long as any amounts are or may be owed by the Borrower under the Facility Agreement, the Guarantor shall not by virtue of any payment made, security realised or moneys received for or on account of the Guarantor’s liability hereunder:

(a)                be subrogated to any rights, security or moneys held, received or receivable by the Lenders or be entitled to any right of contribution; and

(b)               receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower or exercise any right of set-off as against the Borrower or any other person or claim the benefit of any security or moneys held by or for the account of the Lenders.

The Guarantor shall forthwith pay to the Lenders an amount equal to any such set-off in fact exercised by it and shall hold in trust for and forthwith pay or transfer, as the case may be, to the Lenders any such payment or distribution or benefit of security in fact received by it.

6.                 Preservation of Rights

The obligations of the Guarantor herein contained shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any sums of money by the Borrower is rescinded or must otherwise be returned by the Lender upon the insolvency, bankruptcy or reorganisation of the Borrower, or otherwise, all as though such payment had not been made.

7.                 Transferability, Assignment

The Guarantor may not assign or transfer the whole or part of its obligations hereunder without the prior written consent of the Agent acting on the instructions of all Lenders.

If a new agent is appointed in accordance with Clause 27.11 of the Facility Agreement (Resignation of the Agent), the resigning agent may without the Guarantor’s consent assign all or any part of its rights hereunder. In any other case, the Agent may not assign its rights hereunder except with the prior written consent of the Guarantor.

8.                 Duration

This Guarantee shall be valid so long as any amounts under the Facility Agreement are or may be outstanding.

9.                 Guarantee Limitations

[9.1              Belgian Guarantee Limitation

In the case of the Belgian Guarantor, with respect to the obligations of the Borrower, its liability under this Guarantee shall be limited, at any time, to a maximum aggregate amount equal to 90% of the Belgian Guarantor’s net assets (as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium, but not taking intra-group debt into account as debts) as shown by its then most recent audited annual financial statements.]

[Note: to be inserted in the Belgian Guarantee.]

[9.1              Swiss Restrictions

The Restricted Obligations of the Swiss Guarantor, if and to the extent required by any applicable Swiss law in force at the relevant point in time, under:

(a)               this Guarantee;

(b)               Clause 15.2 (Tax gross-up);

(c)               Clause 15.3 (Tax indemnity); and

(d)               Clause 17.2 (Other indemnities),

shall, subject to the proviso below, be limited to the amount obtained by applying the following formula on the date on which this Guarantee is called (the “Maximum Guaranteed Amount”):

(i)                EUR 150 million, multiplied by

(ii)               the principal amount outstanding under the Facility, divided by

(iii)              the total principal amount outstanding of the Borrower’s borrowings under any facility where the Swiss Guarantor has issued a guarantee (excluding the principal amount outstanding of the Borrower’s borrowings under the Syndicated Facility Agreement pursuant to which the Swiss Guarantor has issued a guarantee which is not, as at the date of this Agreement, limited in terms of amounts guaranteed thereunder, provided however that if and when the terms of that guarantee are amended to include a limitation on the amounts guaranteed thereunder which is similar to the limitation set forth in this Guarantee in terms of the maximum guaranteed amount, the principal amount outstanding of the Borrower’s borrowings under the Syndicated Facility Agreement shall be taken into account), provided that payments of the Maximum Guaranteed Amount shall be limited to the maximum amount of the Swiss Guarantor’s profits available for distribution as dividends at any given time (being the balance sheet profits and any reserves made for this purpose, in each case in accordance with articles 804, 675(2) and 671(1) and (2), no. 3 of the Swiss Federal Code of Obligations), and further provided that, to the extent permitted by law, such further limitation (as may apply from time to time or not) shall not (generally or definitively) free the Swiss Guarantor from its payment obligations under this Guarantee in respect of the payment of the Maximum Guaranteed Amount, but merely postpone the payment date of the unpaid portion of the Maximum Guaranteed Amount until such time as payment is again permitted notwithstanding such further limitation.

9.2              Swiss Guarantor Undertakings

(a)                The Swiss Guarantor shall not borrow any money (excluding for this purpose any borrowings owing by the Swiss Guarantor to another Group Company), the amount of which borrowings, in aggregate, exceeds at any time EUR 150 million.

(b)               If, at any time:

(i)                the equity of the Swiss Guarantor exceeds an amount representing the higher of: (A) 40% of the Swiss Guarantor’s interest-bearing debt and (B) EUR 40 million (the “Minimum Equity”); and

(ii)               profits are available for distribution as dividends under applicable law,

the Swiss Guarantor shall (as soon as reasonably practicable and in each case in accordance with applicable law) pay, from the profits available for distribution as dividends under applicable law, dividends to the Borrower in an amount which is equal to the profits available for distribution as dividends under applicable law which exceed the Minimum Equity.

[Note: to be inserted in the Swiss Guarantee].

[9.1              General Limitation – Additional Guarantors

Without prejudice and in addition to any limitation on the liability of any Additional Guarantor otherwise provided for herein, the liability of the Additional Guarantor under this Guarantee shall not at any time exceed the lesser of:

(a)                the amount obtained by applying the following formula on the date on which this Guarantee is called:

(i)                the principal amount of the Additional Guarantor’s outstanding borrowings (excluding for this purpose any borrowings owing by the Additional Guarantor to another Group Company), multiplied by

(ii)               the principal amount outstanding under the Facility, divided by

(iii)              the total principal amount outstanding of the Borrower’s borrowings under any facility where the Additional Guarantor has issued a guarantee; and

(b)               any limits imposed upon its maximum liability under this Guarantee by mandatorily applicable law.]

[Note: to be inserted in Additional Guarantor Guarantee]

10.              No Immunity

To the extent that the Guarantor has or hereafter may acquire immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guarantee.

11.              Partial Invalidity, Governing Law

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

This Agreement is governed by Austrian law excluding its conflicts of law rules.

The competent courts of Vienna shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

This Clause 11 is for the benefit of the Agent and the Lenders only. As a result, the Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the parties to this Agreement may take concurrent proceedings in any number of jurisdictions.

Place/Date

For and on behalf of	For and on behalf of
[Guarantor]	Bank Austria Creditanstalt AG

by:	by:

SCHEDULE 12:  MATERIAL SUBSIDIARIES

41.1.1.                                                                                        30 March 2003                                Sappi Papier Holding Group

		Country of		Effective Holding	Total Assets*	EBIT** 12
Company Name	***	Incorporation	Address	%	Sep.02	Months to Sep.02
					EUR millions	EUR millions
Sappi Gratkorn GmbH	O	Austria	Brucker Strasse 21, A-8101 Gratkorn, Austria	100	46,4	3,2
Sappi Austria Produktions GmbH & Co KG	O	Austria	Brucker Strasse 21, A-8101 Gratkorn, Austria	100	731,8	99,9
Sappi Austria Vertriebs GmbH & Co KG	O	Austria	Brucker Strasse 21, A-8101 Gratkorn, Austria	100	3,9	0,7
Sappi International SA	O	Belgium	154 Chaussee de la Hulpe, B-1170 Brussels, Belgium	42,8****	1.255,9	5,4
Sappi Lanaken NV	O	Belgium	Montaigneweg 2, B-3620, Lanaken, Belgium	100	425,6	17,7
Sappi Lanaken Press Paper NV	O	Belgium	Montaigneweg 2, B-3620, Lanaken, Belgium	100	1.063,8	26,7
Sappi Alfeld AG	O	Germany	Mühlenmasch 1, D-31061 Alfeld, Germany	99,9	413,8	15,9
Sappi Ehingen AG	O	Germany	Biberacher Strasse 73, D089584, Ehingen, Germany	95,9	209,2	18,2
Sappi Belgium Holding BV	H	Netherlands	Biesenweg 16, NL-6211 AA Maastricht, The Netherlands	100	389,4	—
Sappi Maastricht BV	O	Netherlands	Biesenweg 16, NL-6211 AA Maastricht, The Netherlands	100	197,4	25,3
Sappi Netherlands BV	H	Netherlands	Erasmusdomein 50, NL-6229 BL Maastricht, The Netherlands	100	222,3	—
Sappi Nijmegen BV	O	Netherlands	Ambachtsweg 2, NL-6541 DB Nijmegen, The Netherlands	100	90,4	4,3
Sappi Deutschland Holding GmbH	H	Germany	Mühlenmasch 1, D-31061 Alfeld, Germany	100	326,7	(0,1)
S D Warren Company	O	USA	225 Franklin Street, Boston, Massachusetts, 02110, USA	100	1.755,3	0,5
				TOTAL	7.131,9	217,7

* Total assets = current assets + non-current assets	USD/EUR rate
** EBIT = Trading income (excluding non-operating income)	Period end:
*** O = Operating Company H = Holding Company	1,0869
**** The direct and indirect beneficial holding by Sappi amounts to 100%

SCHEDULE 13: FORM OF ACCESSION LETTER

To:              Bank Austria Creditanstalt AG as Agent

From:          [Additional Guarantor] and Sappi Papier Holding GmbH

Dated:

Sappi Papier Holding GmbH – EUR 500,106,406 facility agreement dated May 7, 2003, as amended and restated pursuant to the amending agreement dated 18 November 2005 (the “Facility Agreement”)

Dear Sirs,

1.             We refer to the Facility Agreement. This is an Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.             [Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.             [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.             This Accession Letter is signed at [•].

5.             This Accession Letter is governed by Austrian law.

Sappi Papier Holding GmbH	[Subsidiary]

SCHEDULE 14 : EXISTING SUBSIDIARY INDEBTEDNESS

EXISTING SUBSIDIARY INDEBTEDNESS

(as at 31 July 2005)

Name of Group Company	Total Principal Amount of Indebtedness
Sappi Fine Paper North America
Town of Skowhegan/Michigan strategic fund/City of Westbrook	USD	106,610,000
Sappi Germany
Allianz AG	EUR	4,719,000
Sappi Austria
OeBB/WVBD	EUR	7,945,000
Sappi Belgium
RZB	EUR	12,300,000
Rabobank	EUR	1,810,000
KBC Bank	EUR	1,192,000

SIGNATURES TO

AMENDING AGREEMENT DATED 18 NOVEMBER 2005 RELATING TO
EUR 500,106,406 FACILITY AGREEMENT DATED 7 MAY 2003

The Borrower

SAPPI PAPIER HOLDING GMBH

By:	By:
Kaj Burchardi		Victor Kamm

The Original Guarantor

SAPPI INTERNATIONAL S.A.

By:	By:
Kaj Burchardi		Jörg Pässler

The Further Guarantor

SAPPI LIMITED

By:	By:
Kaj Burchardi		Don G. Wilson

The Further Guarantor

SAPPI TRADING PULP AG

By:	By:
Dr. Hans-Jürg Schürmann		Hans Weissberg

SIGNATURES TO

AMENDING AGREEMENT DATED 18 NOVEMBER 2005 RELATING TO
EUR 500,106,406 FACILITY AGREEMENT DATED 7 MAY 2003

The Agent, acting on its behalf and on behalf of the Lenders listed below

BANK AUSTRIA CREDITANSTALT AG

By:	By:
Ingo Bleier		Andrea Vaz-König

The Lenders

ERSTE BANK DER

ÖSTERREICHSICHEN SPARKASSEN AG

FORTIS BANK S.A.

BNP PARIBAS S.A. BELGIUM BRANCHE

BAYRISCHE LANDESBANK

BADEN-WÜRTTEMBERGERISCHE

BANK UNSELBSTÄNDIGE ANSTALT

DER LANDESBANK BADEN-

WÜRTTEMBERG

COMMERZBANK AKTIENGE-

SELLSCHAFT SUCCURSALE DE

BRUXELLES

INVESTKREDIT BANK AG

WESTLB AG

ABN AMRO BANK N.V.

NIEDERLASSUNG DEUTSCHLAND

BARCLAYS BANK PLC

BAWAG P.S.K. BANK FÜR ARBEIT UND

WIRTSCHAFT UND ÖSTERREICHISCHE

POSTSPARKASSE

AKTIENGESELLSCHAFT

ÖSTERREISCHISCHE VOLKSBANKEN

AKTIENGESELLSCHAFT

CALYON CORPORATE INVESTMENT

BANK

RAIFFEISENBANK OBERÖSTERREICH

AKTIENGESELLSCHAFT

HVB BANQUE LUXEMBOURG SOCIÉTÉ

ANONYME

VORARLBERGER LANDES- UND

HYPOTHEKENBANK

AKTIENGESELLSCHAFT

SALZBURGER LANDES- UND

HYPOTHEKENBANK

AKTIENGESELLSCHAFT